As filed with the Securities and Exchange Commission
                   on July    , 1999

                      Registration No.

             SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C. 20549

                          FORM 10

          GENERAL FORM FOR REGISTRATION OF SECURITIES
            Pursuant to Section 12(b) or (g) of the
                Securities Exchange Act of 1934

                   ROANOKE TECHNOLOGY CORP.
      (Exact name of registrant as specified in its charter)

         FLORIDA                             22-3558993
(State or other jurisdiction of             (I.R.S. Employer
incorporation or organization)              Identification No.)

     1433 GEORGIA AVENUE, ROANOKE RAPIDS, NORTH CAROLINA 27870
           (Address of principal executive offices)

Registrant's telephone number, including area code (252) 537-9222

Securities to be registered pursuant to Section 12(b) of the Act:
None

Title of each class             Name of each exchange on which
to be so registered             each class is to be registered
              N/A                            N/A

Securities to be registered pursuant to Section 12(g) of the Act:
              Common Stock, par value $0.0001 per share
                          (Title of class)

Certain statements made in this registration statement are not based on historical facts, but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These statements reflect the reasonable judgment of Roanoke Technology Corp. ("Roanoke" or "We") with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.

ITEM 1.  BUSINESS.

INTRODUCTION

Headquartered in Roanoke Rapids, North Carolina, we are a developer and marketer of software solutions and services engineered to maximize and promote Internet web site presence. To put it simply, our primary business function is to make our customers Internet web sites easy to find. Anyone searching the Web for a product or service uses a search engine. More than 82% of Internet traffic originates at a search engine. Therefore, it is important that our customer's Web sites appear in the top 10 to 20 positions of targeted search engine indexes. Simply put, that is what we do. Unlike most promotional firms that utilize expensive advertising, we offer a suite of proprietary technology products which allow our users to analyze and market their Web Sites in a superior, cost effective manner. Our technologies employ advanced harvesting and analyzer technologies, using artificial intelligence, that assist in choosing the best key words for achieving the highest possible rank listing on the major Internet search engines. Since most Web surfers ignore search results beyond the first hundred listed sites, a higher ranking almost always translates to higher visitor hits for our customers. This results in greater exposure for our customers, improved results for their web presence, and increased customer reliance on our services.

As the Internet develops and moves away from the pioneer age, the sweeping transitions of the Internet from an information platform to a medium for e-commerce is well under way. Web sites are no longer perceived just for informational content or to simply establish Internet presence. In order to fully capitalize on the opportunity that the Internet represents, today's companies require implementation of a proven Internet promotional strategy to maintain traffic and develop sales. In order for companies to fully realize the potential of the Internet, companies must effectively market their web sites beyond standard prints and media advertising.

FORMATION

We were formed in Florida on December 11, 1997 under the name Suffield Technologies Corp. On July 11, 1998, we filed an amendment to our incorporation document to change our name to Roanoke Technology Corp. On July 20, 1998, we filed an application to do business in North Carolina. On July 22, 1998, the State of Virginia issued a Certificate of Merger whereby Top-10 Promotions, Inc. merged into us. On September 4, 1998, we filed a Certificate of Assumed Name in Halifax County, North Carolina to do business under the name Top 10 Promotions.

SERVICES

We offer 3 levels of service, specifically, the Starter Plan, the Standard Plan and the Premium Plan. The first 2 levels, Starter and Standard, are offered to engage in a dialogue with potential customers. These plans assist the owners of the "hobby/personal" type of web site. The vast majority of our customers are businesses purchasing the Premium Plan. When a customer chooses the Premium Plan, we commence service with the following steps:

(1) Identify appropriate key words or terms for the customer's web site (the Premium Plan allows for 6 terms. Additional terms may be purchased not to exceed 12 phrases/terms in total).

(2) Identify the unique algorithms associated with each of the search engine's robot and indexing practices.

(3) Create a customer web page for each term for each search engine (usually 4 or 5 pages are needed for each term). Each contract will require a creation of approximately 200 web pages. The pages actually consist of sets of about 20 pages per search engine.

(4) The created web pages are then moved to the customer's web site or server.

(5) We verify the placement of the web pages. We submit them to each search engine. Due to search engines different operating procedures, this process can take up to 10 working days.

(6) Approximately 4 weeks after we have completed the submissions, preliminary results will be noticed. After a period of 45 to 60 days, a customer can check its results at the customer section of our web site. The customer's results will usually peak after 90 days (post submission).

As part of the premium Plan, we will continue to monitor and furnish "Visibility Reports" for each customer for up to 6 months. The reports are compiled every 7 to 10 working days and are electronically mailed to each customer. The results are also available on our web site.

We guarantee the following for our Premium Plan:

 .     We will secure for our customer no less than 10 placements somewhere within the top 20 positions somewhere across the top search engines. We target thirteen engines consisting of the following: Yahoo, Excite, Infoseek, Planet Search, HotBot, Lycos, Snap, AOL Netfind, LookSmart, AltaVista, Netscape, Web Crawler and MSN.

 .     Our customer's placements will consist of the existing pages as well as the new "Bridge Pages" we make for them.

 .     The listings may appear on any single search engine, all the search engines or spread across any number of the search engines listed above.

 .     Over the last 12 months our customers have averaged more
      than 50 placements in the top 20 positions across the top search engines. However, we do not guarantee this to our customers.

 .     We guarantee placement of our customers URL(s) in the search engine index. We do not guarantee traffic to a customer's web site.

 .     If we fail to meet the above guarantee within 90 days of a customer's pages being submitted to its server, we will refund 100% of the customer's payment or repeat the service, at the customer's choice.

PERSONNEL

We currently employ 24 full time employees. They fall into 3 different categories: 3 management, 9 sales, and 12 support personnel. In the 18 months that we have been in business, no employee has left us.

COMPETITION

There are numerous Internet promotion companies that promote web sites. They all use one of three distinctly different methodologies for promoting their customer's web sites. The vast majority simply submit the URL of the customer's "Home Page" to hundreds of search engines. This is the least effective way because this method has the following built-in problems: (a) most of the search engines are search engines in name only, and are really directories. The user must know the name of the company to have any degree of success; (b) over 82% of the search engine traffic is driven by the most popular search engines. This renders the vast majority of the others very ineffective; (c) this method can not work successfully because it is almost impossible to make a web page appeal to more than 1 or 2 search engines.
Each search engine employs different indexing practices. To date, the only successful method of obtaining consistent rankings in the search engines is to make pages for each "keyword phrase" for each engine.

The second method of promoting a site in the search engines is to purchase positions within the indexes or to purchase advertising space on the site in the form of banner advertisements. The cost of this method is extremely expensive and not practical for small business owners.

The third way is to prepare pages for each "keyword phrase" for each search engine. We utilize this method. To date, we have no knowledge of any other company that has the ability to effectively track what characteristics appeal to the major search engines and to make pages based on those characteristics.

The market for a worldwide on-line commerce web site is relatively new, quickly evolving and subject to rapid change. There are few substantial barriers to entry, and we expect to have additional competition from existing competitors and new entrants in the future. It is our belief, however, that we represent the leading edge of the industry. While competition exists in the form of smaller and less advanced services, we believe our proprietary technology allows us to deliver to our customers a more effective website promotion services than any of our competitors. In addition, we are not aware of any competitors which matches our visibility guarantee.

GENERAL BUSINESS CONDITIONS

There is no apparent seasonality in the company's business.
Our business is not dependent upon any single customer or type of business. Since we have no subcontractors, we are not dependent upon an outside sales force. All work is performed in house. This includes the creation and development of our software.

CUSTOMERS

Our potential market or customer base consists of every business-oriented web site in the world. At present, there are approximately 3.9 million ".com" and ".net" web sites registered with internic (the organization responsible for registering domains). These are the 1st level domains that are commercial in nature. Assuming the ratio of web sites to Internet users increases proportionately over the next 3 years, there will be approximately 21 million business- oriented sites by the beginning of the year 2003.

Our largest single customer accounts for less than two percent of our total revenues and no particular industry accounts for more than two percent of our revenues.

The following is a list of what types of businesses a few of our customers are involved with:

 .     Florists
 .     Real Estate
 .     Insurance
 .     Telephone Equipment
 .     Auto Supplies
 .     Plastic Surgeon
 .     Print Media
 .     Financial Advisory
 .     Pet Supplies
 .     Police Supplies
 .     e-commerce
 .     Pump Sprayers
 .     Farm Equipment
 .     Printing Supplies
 .     Recycling
 .     Y2K Supplies
 .     Clothing
 .     Autoclave Equipment
 .     Industrial Equipment Supplier
 .     Material Manufacturers
 .     Material brokers
 .     Business Consultants
 .     Time Management Consultants
 .     Advertising Agency
 .     Personnel Placement Agency
 .     Pilot Supplies
 .     Medical Supplies
 .     Pool Supplies
 .     Golf Equipment
 .     Recreation Equipment
 .     Travel Agency

ITEM 2.  FINANCIAL INFORMATION

                 SELECTED FINANCIAL DATA

The following selected financial data has been extracted from our financial statements for the six months that ended April 30, 1999, and for the period from inception, December 11, 1997 through October 31, 1998. The results of our operations for any interim period are not necessarily indicative of the results attained for a full fiscal year. This selected financial data should be read in conjunction with our financial statements and the Notes thereto and "Management's Discussion and Analysis of Financial Conditions and Results of Operations" included elsewhere herein.

SUMMARY OPERATIONS DATA

                  Six Months Ended    December 11,1997(Inception)
                  April 30, 1999      through October 31, 1998
                  ----------------    ----------------------------

Revenue               $452,450            $109,809
Net Gain (Loss)       (177,955)           (126,376)
Net loss per share      $0.027               $0.04
Weighted Average Shares
Used in Computation  6,412,500           3,159,400

SUMMARY BALANCE SHEET DATA

                  Six Months Ended    December 11, 1997(Inception)
                  April 30, 1999      through October 31, 1998
                  ----------------    -------------------------

Total Assets            $961,893            $97,799
Current Assets           169,402             35,615
Total Liabilities         44,096             75,199
Current Liabilities       36,946              8,554
Long-term notes payable    7,150             66,645
Shareholders' Equity
(Surplus)                917,797             22,600

  MANAGEMENT'S DISCUSSION AND ANALYSIS AND ANALYSIS OF FINANCIAL
               CONDITION AND RESULTS OF OPERATIONS

Statements in this Annual Report on Form 10-K concerning the Company's business outlook or future economic performance; anticipated profitability, gross billings, commissions and fees, expenses or other financial items; and statements concerning assumptions made or exceptions as to any future events, conditions, performance or other matter are "forward-looking statements" as that term is defined under the Federal
Securities Laws. Forward-looking statements are subject to risks, uncertainties and other factors which would cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, (I) the uncertain acceptance of the internet and the Company's Internet content, (ii) that the Company has grown rapidly and there can be no assurance that the Company will continue to be able to grow profitably or manage its growth, (iii) risks associated with acquisitions, (iv) competition, (v) the Company's quarterly operating results have fluctuated in the past and are expected to fluctuate in the future, (vi) the Company's business experiences seasonality, (vii) the loss of services of certain key individuals could have a material adverse effect on the Company's business, financial condition or operating results,(viii) litigation involving a former employee, (ix) the Company has entered into certain transactions with affiliated parties and (x) the control of the Company by David Smith.

Overview

A substantial part of the company's growth has been achieved through acquisitions. For the period December 11, 1997 through May 31, 1999, the Company completed 2 acquisitions. Given the significant number of acquisitions from inception to date, the results from operations from period to period are not necessarily comparable.

Gross revenues refer to fees earned in the design, development, production, and marketing of technology to provide enhanced internet marketing capabilities. The Company earns revenue when it provides internet services that improve an internet site's ranking when searched on the leading internet search engines.

The Company guarantees that the customer will receive at least ten placements within the top twenty positions, somewhere across the targeted search engines. Generally, the payment terms require payment to the Company at, or prior to, the time that the services are performed. Historically, the Company has not experienced substantial problems with unpaid accounts or had to refund significant monies for failure to meet the guarantee.

The Company has technological expertise in preparing and submitting web site pages with "key search words" to the targeted search engines. The web site page is configured so that when these key search words are entered into a search engine, the search will most likely hit on this web page.

Primarily as a result of the acquisition of Top-10 Promotions, Inc. on May 29, 1998, the Company's revenue has been generated from the sale of services as has been mentioned above. The acquisition was accounted for using the purchase method of accounting and the results of operations of Top-10 Promotions, Inc. are included in the financial statements. In the first year of business activity, the Company was building a sales team and experienced gross revenue of $109,809. During the first and second quarter of the following year the Company had $452,450 in gross revenue. The Company is continuously monitoring the internet marketplace for opportunities to expand its presence and intends to continue its acquisition strategy to supplement its internal growth. The Company's internal growth stems from ideas of selected individuals. The Company continues to recruit individuals of this same level of expertise.

The Company's operating expenses have increased significantly since inception primarily due to headcount increases as a result of hiring staff to support increased sales and the purchase of new technology. Primarily as a result of the acquisition of Offshore Software Development Ltd. on March 30, 1999, the Company has realized efficiencies in its data base operations that have resulted in increased sales. The Company has continued to count as a cost of sales the cost of continually updating its program code. The Company currently employs the programmers that, in the past, it had used to outsource its program code updates. The cost of sale category primarily includes cost of internet lines, programmer fees, sales salaries and other miscellaneous charges. The costs of sales for the two quarters ended April 30, 1999 was $292,221 and $56,083 for the period ended October 31, 1998.

Office and general expenses for the period ended October 31, 1998 was $61,236 and $110,107 for the two quarters ended April 30, 1999, excluding officer compensation. Officer compensation for the period ended October 31, 1998 was $134,389 and $230,967 for the two quarters ended April 30, 1999. Officer compensation for both periods described was primarily stock based compensation as described in the footnotes to the financial statements. The impact on future stock based compensation is uncertain as the Company continues to include stock based compensation as a recruitment tool.

Other income and expense is comprised primarily with depreciation and amortization expense. The Company benefited with interest income from a money market account and paid interest on a small balance owed on a credit card; however the amounts are immaterial. Net expense from other income and expense for the two quarters ended April 30, 1999 was $25,081 and $5,297 for the period ending October 31, 1998.

Results of Operations

The following table sets forth the periods indicated gross revenue, detailed cost of sales, general and administrative costs, officer compensation and EBITDA for the Company.

                         Six                            From
                         Months          Percent of     Inception       Percent of
                         Ended           Gross          To              Gross
                         4 /30/99        Revenue        10/31/98        Revenue
                         --------        -----------    ---------       ---------

Gross Revenue            $452,450         100.00%       $109,809        100.00%
Cost of Sales:
  T1 lines & costs         47,156          10.4%         24,810         22.6%
  Programmers              51,816          11.5%         26,215         23.9%
  Sales salaries & taxes  166,810          36.9%          4,696          4.3%
  Other consulting         23,500           5.2%              0            0%
  Other                     2,939            .6%            362           .3%
         Total            292,221          64.6%         56,083       ( 51.1%)

General & Administrative  191,074          42.2%        137,125       (124.9%)

EBITDA (1)                 (30,845)        (6.8%)       (83,399)       (76.0%)


Cash flows:
  Operating               (12,763)                      (136,212)
  Investing              (122,525)                       (66,784)
  Financing               241,304                        216,791

(1) Earnings before interest, income taxes depreciation and amortization. EBITDA is presented to provide additional information about the Company's ability to meet its future debt service, capital expenditures and working capital requirements and is one of the measures which determines the Company's ability to borrow under its credit facility. EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the Company's profitability or liquidity. EBITDA for the indicated periods is calculated as follows (after excluding officer compensation in the form of stock compensation of $150,000 for the two quarters ended April 30, 1999 and $58,500 for the period ended October 31, 1998)

                                                Six             From
                                                Months          Inception
                                                Ended           To
EBITDA Calculation                              4/30/99         10/31/98
------------------                              -------         --------
     Net income (loss)                          $ (27,955)     $ (67,876)
          Interest, net                             1,609            697
          Income tax expense (benefit)            (27,971)       (20,820)
          Depreciation and amortization            23,472          4,600
     EBITDA                                     $ (30,845)     $ (83,399)

The six months ended May  30, 1999 compared to the period ended
October 31, 1998

A direct period by period comparison can not be made without annualized figures as the second period is not complete. This type of analysis is speculative and will not be discussed.
This section will describe relevant issues that effect each of the periods shown.

The Company is experiencing rapid growth as seen in the above results of operations. The primary cost associated with this growth is the addition of more sales staff. The Company has determined a progression of additional sales staff as sales increases as being an important strategy. The additional cost of other consulting in the cost of sales section is not expected to continue. The costs of internet line access are continually negotiated by the Company's management. As can be seen, these negotiations leave these costs stable as business activity increases. In addition the Company's management has stabilized the programming costs associated with its continual technology improvement program.

Liquidity and Capital Resources

The Company's principal capital requirements have been to fund (i) acquisition, (ii) working capital, (iii) capital expenditures and (iv) advertising and development of its internet business. Continued development in its internet business has included the acquisition of assets which improves the efficiency of the program technology that the Company operates with. The
Company's working capital ratio has been maintained from 4.16 to 4.59 during the reported periods. This is due to sales, as Company policy, being paid for in advance or at the time services are performed. In addition to this, the Company has converted any significant debt into capital contributions, as discussed in the footnotes to the financial statements. The Company has structured itself to rely on investments by shareholders to expand its business rather than seek material short-term and long-term financing. The Company is planning to expand its market. This direction will require substantial adverting as planned by the Company's management. Due to this substantial investment, the Company will seek additional capital rather than deplete its working capital. If additional capital is not obtained, the Company's management plans to continue its growth in its current markets.

The Company does not provide software to its customers and therefore does not have Year 2000 compliance issues with the services it provides. The Company has taken precautions for its home office which include power generation, Year 2000 compliance with its current software and offsite duplication of business activities, if needed. The Company cannot;
however, provide for every contingency that may exist external to the Company.

The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has suffered recurring losses from operations in prior years, and requires additional capital to continue its planned development.

Management believes the Company will continue as a going concern and is actively marketing its services and web site which would enable the Company to meet its current obligations and provide additional funds for continued growth and new product development. In addition management is also embarking on other strategic initiatives to expand its business opportunities. However, there can be no assurance these activities will be successful.

YEAR 2000 ISSUE

Many of the current installed computer systems and software products are coded to accept only two-digit entries in the date code field and cannot reliably distinguish dates beginning on January 1, 2000 from dates prior to the year 2000. Many companies' software and computer systems may need to be upgraded or replaced in order to correctly process dates beginning in 2000 and to comply with the "Year 2000" requirements. We have reviewed our internal programs and have determined that all products and information/non-information technologies systems are year 2000 compliant, due in large part to our limited operating history and the emphasis on compliance during our planning and development stages. To date, we have not incurred material cost, and furthermore we believe that any future actions taken will not have a material effect on our operating results of financial condition. However, we work with third parties that use equipment and software that may not be Year 2000 compliant. Failure of such third parties' equipment or software to properly process dates for the year 2000 and thereafter could require us to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on our business, results of operations and financial condition.

ITEM 3.     PROPERTIES

We presently occupy two facilities. The first is approximately 1,000 square feet and is located at 1039 East 10th Street, Roanoke Rapids, North Carolina. Until May 1, 1999 this was our only location. We rent this space on a month to month basis at the monthly rental of $500.00. We have our networking employees at this location, and also use the space as a repair and storage facility. Our second facility is approximately 3,000 square feet and is located at 1433 Georgia Avenue, Roanoke Rapids, North Carolina. This facility was built to order for us and was occupied on May 1, 1999. The monthly rental is $2,500.00. The lease extends to November 1, 2006. We use the space for administrative offices and our corporate headquarters. We believe that such a facility will provide us with adequate space for at least the next twelve months. At the end of the lease term (specifically, November 1, 2006), if we have not defaulted under the lease, we can renew the lease for an additional 5 years at a renegotiated rental price provided we give the landlord 30 days notice before the end of the initial term.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
         MANAGEMENT

The following table sets forth, as of June 30, 1999, certain information with respect to (i) those persons or groups known to us to be the beneficial owners of more than five percent of our common stock, (ii) each of our directors, (iii) each of our executive officers and (iv) all of our directors and executive officers as a group. The stockholders listed in the table have sole voting and investment power with respect to our common stock owned by each of them. As of June 30, 1999, there were 11,228,684 shares of Common Stock issued and outstanding.

                                                                            Percent of
                                       Number of Shares                     Common Stock
Name of Beneficial Owner               Beneficially Owned                   Outstanding
                                       ------------------                   -------------
David L. Smith, Jr.                     5,885,000                            52.41%
Glenn Canady                               15,000                                *%
Edwin Foster                                  -0-                               -0-
All executive officers and directors    5,900,000                            52.54%
as a group (3 persons)
*Less than 1%.

ITEM 5.     DIRECTORS AND EXECUTIVE OFFICERS

Our executive officers and directors and their ages as of June 30, 1999 are as follows:

Name                      Age     Position
                                  -----------------------------
David L. Smith, Jr.       43     Chief Executive Officer,
                                 President and Director
Glenn L. Canady           35     Vice President - Operations and
                                 Director
Edwin E. Foster, Jr.      50     Secretary

Each of our directors will hold office until the next annual meeting of our stockholders and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Each officer serves at the discretion of our Board of Directors.

David L. Smith, Jr. was born and raised in Durham, North Carolina. He attended East Carolina University from 1973 to 1976 where he majored in business with a minor in physical education. He received an athletic scholarship in wrestling to East Carolina University and left school prior to obtaining his college degree to train for the 1976 Summer Olympics. From 1992 through 1995, David was the sole owner of a company called DJ Distributors, a sole proprietorship based in Roanoke Rapids, North Carolina. This company was a direct sales organization involved in reselling vacuum cleaners. In 1995, DJ Distributors was no longer involved in direct sales. David used this company to start an Internet business developing web sites for companies. In October of 1997, David formed Top 10 Promotions, Inc., a Virginia corporation to continue the business of DJ Distributors. Effective May 28, 1998, we acquired all the shares of Top 10 Promotions, Inc. (which became our wholly owned subsidiary) and appointed David our President and one of our directors.

Glenn L. Canady began working for us as Vice President on March 1, 1999. In 1986, he received his Bachelor of Science Degree in Mechanical Engineering from Louisiana Tech University. In 1987, he received a Masters in Mechanical Engineering from Georgia Tech University. He started his professional career in 1988 as an Engineer with General Dynamics in Fort Worth, Texas. His responsibilities included system integration and design support for several secret military aircraft using sophisticated CAD/CAM systems. He was promoted to Senior Engineer in 1989 during his work on the computerized mock-up of the A-12 prototype bomber for the United States Navy. In 1992, Glenn formed and was the owner of a company called Ultragrafix Unlimited Inc. based in Arlington, Texas. Ultragrafix developed, manufactured and marketed a series of prints, software, and books using computer designed random dot stereograms. In 1996, Ultragrafix was acquired by a company, Global Tech 2000, based in Arlington, Texas. Global Tech 2000 marketed products and services on the Internet. In 1998, Global Tech 2000 started selling web site promotions for us and quickly became our number one reseller. Glenn resigned his position as President of Global Tech 2000 in February 1999.

Edwin E. Foster, Jr. began working for us as Secretary in July 1999. In 1970, he received a Bachelor of Scince Degree in Biology from Syracuse University. In 1971, he attended the Simmons School of Funeral Service in Syracuse, New York. For the next 10 years, he worked in the funeral services industry. In 1980, he started working in a placement service firm in the Wall Street area of New York City. Thereafter, he formed a financial services company with 3 other shareholders under the name FMD&J, Inc. He worked for this company for approximately 10 years. In 1990, he took a position in a pharmaceutical research consulting firm called NJC Enterprises, Ltd. In 1993, such company moved to Research triangle Park in North Carolina. He was in charge of the entire company relocation including, but not limited to, office site selection, equipment purchasing, move and set up, staffing and computer network establishment. In 1995, he became the Vice President of Administration and Finance. Ed retired from such company in 1997 and continued his retirement until he started working for us recently.

ITEM 6.   EXECUTIVE COMPENSATION.

SUMMARY COMPENSATION TABLE
Annual Compensation
Name and
Principal
Position                              Year                  Salary         Bonus
                                      ----                  ------         ------
David L. Smith,Jr. (1)                1999                  $120,000       30% of net
                                                                           income before
                                                                           income tax
Chief Executive Officer,              1998                  $ 75,888.67    None
Director
Glenn Canady                          1999                  $ 60,000(2)    (3)
Vice President                        1998                    None         None
Edwin Foster                          1999                  $ 50,000       None
Vice President                        1998                    None         None

(1) David received 750,000 of our restricted shares due to the fact that we exceeded $200,000 in revenues for the first 3 month period of 1999.

(2) Adjusted to $80,000 per year as of June 4, 1999. Glenn also receives sales commissions. In addition, if our gross revenues exceed $5,000,000 in any fiscal year, Glenn's salary increases to $120,000 per year.

(3) Glenn's employment agreement provides for the option of purchasing stock at $1.00 per share as follows: 5,000 of our shares for each year he is employed by us during the first 3 years of employment; 50,000 shares if our gross revenues exceed $2,000,000 during the term of Glenn's employment agreement; 50,000 shares if gross revenues exceed $5,000,000 during the term of Glenn's employment agreement. The maximum amount of shares that Glenn can receive under his employment agreement with us is 115,000 common shares. All shares are restricted for a 2 year period from when we issue the shares to Glenn.

(4) In 1998, our original officers received stock issuances with a cash value of $58,500 for services rendered.

Compensation of Directors

The Directors of the Company do not receive compensation for their services as directors but may be reimbursed for their reasonable expenses for attending Board meetings.

ITEM 7.    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On May 28, 1998, we undertook a Stock Purchase Agreement and Share Exchange ("Stock Agreement") with Top 10 Promotions, Inc. ("Top 10"), a Virginia Corporation. The sole shareholder of Top 10 was David L. Smith, Jr., our Chief Executive officer and Director. Pursuant to the terms of the Stock Agreement, Top 10 became our wholly owned subsidiary. In exchange for David tendering his Top 10 shares to us, he received 500,000 of "restricted" stock. Additionally, Top 10, as our wholly owned subsidiary received funding from us of $50,000 at closing and $17,500 per month for an eleven month period commencing ninety (90) days after the closing date of May 28, 1998.

On March 30, 1999, we completed an Asset Purchase Agreement and Share Exchange ("Asset Agreement") with Offshore Software Development Ltd. ("Offshore"), a Cayman Islands Corporation. Pursuant to the Asset Agreement, we purchased all of the assets of Offshore, four personal computers, and two subject software products with computer codes in exchange for the issuance of 9/10ths of one of our common shares for each share of Offshore held by an Offshore shareholder at the time of the Closing. This resulted in the issuance of 999,111 of our shares. The owner of Offshore had no relationship with any of our officers or principal stockholders, and is not presently employed by us.

ITEM 8.  LEGAL PROCEEDINGS

     We are not presently a party to any litigation of any kind or nature whatsoever, nor to our knowledge and belief is any litigation threatened or contemplated.

ITEM 9.  MARKET PRICE AND DIVIDENDS ON THE REGISTRANT'S COMMON
         EQUITY AND RELATED STOCKHOLDER MATTERS.

Our Common Stock, par value $0.0001, has been traded on the OTC Electronic Bulletin Board under the symbol "RAKE" since October, 1998, and there are currently market makers for our common stock. The following table sets forth the high and low sale prices of our common stock as reported on the OTC Electronic Bulletin Board. These price quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

December 31, 1998     5.125     5.125
March 31, 1999        8.00      7.125
June 30, 1999         9.9375    9.75

Number of Registered Holders

The number of registered holders of our common stock as of June
30, 1999 was 25, and we believe that there are a greater number of beneficial owners of our shares of common stock.
Dividends

To date, we have not declared or paid any cash dividends on our Common Stock. We currently anticipate that we will retain all available funds for use in the operation and expansion of our business, and we do not intend to pay cash dividends on our common stock in the foreseeable future. Further, there can be no assurance that the operations of our business will generate the revenue and cash flow needed to declare cash dividends in the foreseeable future.

ITEM 10.   RECENT SALES OF UNREGISTERED SECURITIES

During the period between February and April, 1998, we completed 2 Regulation D, Rule 504 Offerings in which we issued a total of 1,800,000 shares of our common stock for an aggregate offering price of $70,000. The first offering was for 800,000 shares at $0.025 per share. The second offering was for 1,000,000 shares at $0.05 per share.

Commencing October, 1998, we undertook another Regulation D, Rule 504 Offering in which we issued a total of 2,000,000 shares of our common stock at $.10 per share for an aggregate offering price of $200,000. This offering included options to the subscribers of the 2,000,000 shares to purchase an additional 250,000 shares of our common stock for $1.00 per share by October 15, 1999 and an additional 225,000 shares of our common stock for $2.00 per share by April 15, 2000. To date, 226,376 options at $1.00 per share have been exercised; and 3,197 options at $2.00 per share have been exercised. Therefore, to date we have raised $232,770 based on the exercise of the options.

We believe that our common stock issued in the above Regulation D, Rule 504 Offerings were issued in transactions not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended and Rule 504 of Regulation D.

In December 1997, we issued 25,000 shares of our common stock to Richard I. Anslow, our attorney, in exchange for legal services rendered. No underwriter was involved in this transaction. We believe the shares issued in this transaction did not involve a public offering and were made in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

On May 28, 1998, we undertook a Stock Purchase Agreement and Share Exchange ("Stock Agreement") with Top 10 Promotions, Inc. ("Top 10"), a Virginia Corporation. The sole shareholder of Top 10 was David L. Smith, Jr., our Chief Executive officer and Director. Pursuant to the terms of the Stock Agreement, Top 10 became our wholly owned subsidiary. In exchange for David tendering his Top 10 shares to us, he received 500,000 of our "restricted" shares plus other consideration. On May 11, 1999, David L. Smith, Jr. purchased 2,650,000 of our "restricted" shares from James Lee for par value.

On March 30, 1999, we completed an Asset Purchase Agreement and Share Exchange ("Asset Agreement") with Offshore Software Development Ltd. ("Offshore"), a Cayman Islands Corporation. Pursuant to the Asset Agreement, we purchased all of the assets of Offshore, specifically four personal computers and two subject software products with computer codes, in exchange for the issuance of 9/10ths of one of our common shares for each share of Offshore held by an Offshore shareholder at the time of the Closing. This resulted in the issuance of 999,111 of our shares. We believe the shares issued in the Stock Agreement and Asset Agreement did not involve a public offering and were made in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

In May, 1999 we issued Eagle Research Group, Inc. 250,000 of our shares for consulting services rendered by Eagle Research for us. The shares are restricted in accordance with Rule 144 of the 1933 Securities Act, as amended. For this share issuance, we relied upon an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

ITEM 11.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

Our authorized capital stock is 50,000,000 shares of Common Stock, par value $0.0001 per share and 10,000,000 shares of preferred Stock, par value $.0001 per share. As of June 30, 1999, we had issued 11,228,684 of our shares of Common Stock and none of our Preferred Stock.

The following brief description of our common stock does not purport to be complete and is subject in all respects to Florida law and to the provisions of our Articles of Incorporation, as amended (the "Articles") and our Bylaws, copies of which have been filed as exhibits to this registration statement.
Each share of our common stock entitles the holder to one (1) vote on all matters submitted to a vote of the stockholders. Our common stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding shares of our common stock voting for the election of directors can elect all members of the Board of Directors. A majority vote is also sufficient for other actions that require the vote or concurrence of stockholders except in cases in which more than a simple majority is required by law. Holders of our common stock are entitled to receive dividends, when, as and if declared by the Board of Directors, in its discretion, from funds legally available therefore. Holders of shares of our common stock are entitled to share, on a ratable basis, such dividends as may be declared by the Board of Directors out of funds, legally available therefor. Upon our liquidation, dissolution or winding up, after payment to creditors, the holders of our common stock are entitled to share ratably in the assets of the Company, if any, legally available of distribution to our common stockholders. Our Bylaws require that only a majority of the issued and outstanding shares of our common stock need be represented to constitute a quorum and to transact business at a stockholders' meeting.
Our common stock has no preemptive rights or no subscription, redemption or conversion privileges. All of the outstanding shares of our common stock are fully paid and non assessable.
Our Board of Directors has total discretion as to the issuance and the determination of the rights and privileges of any shares of our common stock which may be issued in the future, which rights and privileges may be detrimental to the rights and privileges of the holders of our existing shares of our common stock now issued and outstanding.

The transfer agent and registrar for our common stock is Interwest Transfer Co., Inc., Salt Lake City, Utah.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Florida law, a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act unless (i) the director breached or failed to perform his duties as a director, and (ii) a director's breach of, or failure to perform, those duties constitutes (1) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (2) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (3) a circumstance under which an unlawful distribution is made; (4) in a proceeding by or in the right of the corporation or in a proceeding in which the corporation procures a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct; or (5) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A corporation may purchase and maintain insurance on behalf of any director or officer against any liability asserted against him and incurred by him in his capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify under Florida law.

Our Bylaws limit, to the maximum extent permitted by Florida law, the personal liability of our directors and officers for monetary damages for breach of their fiduciary duties as directors and officers. Our Bylaws provide further we shall indemnify to the fullest extent permitted by Florida law any person made a party to any action or proceeding by reason of the fact that such person was our director, officer, employee or agent. Our Bylaws also provide that our directors and officers who are entitled to indemnification shall be paid their expenses incurred in connection with any action, suit or proceeding in which such director or officer is made a party by virtue of his being our officer or director to the maximum extent permitted by Florida law.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

For the information required by this Item, refer to the Index to Financial Statements appearing on page F-1 of the registration statement.

ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON

ACCOUNTING AND FINANCIAL DISCLOSURE.
None.

ITEM 15.   FINANCIAL STATEMENTS AND EXHIBITS.

FINANCIAL STATEMENTS

For the information required by this Item, refer to the Index to Financial Statements appearing on page F-1 of the registration statement.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    ROANOKE TECHNOLOGY CORP.
                                    By: /s/ David L. Smith, Jr.
                                    ---------------------------
                                    David L. Smith, Jr.
                                    Chief Executive Officer and
                                    President
Dated: July 12, 1999

Exhibits

Exhibit No.     Description
-----------     ----------------------------------------------
3.1             Articles of Incorporation of Roanoke Technology
                Corp. (formerly known as Suffield Technologies
                Corp.) and Articles of Amendment

3.2             By-laws of Roanoke Technology Corp.

10.1            March 30, 1999 Asset Purchase Agreement and Share
                Exchange with Offshore Software Development Ltd.

10.2            May 28, 1998 Stock Purchase Agreement and Share
                Exchange with Top 10 Promotions, Inc.

10.3            Articles of Merger and Plan of Merger of Top 10
                Promotions, Inc. and Roanoke Technology Corp.

27.1            Financial Data Schedule

Exhibit 3.1     Articles of Incorporation
-----------------------------------------

                    ARTICLES OF INCORPORATION
                             OF
                   SUFFIELD TECHNOLOGIES CORP.
     The undersigned incorporator hereby forms a corporation under Chapter 607 of the laws of the State of Flroida.

                     ARTICLE I.  NAME
                     ----------------

     The name of the corporation shall be:

                  SUFFIELD TECHNOLOGIES CORP.

The address of the principal office of this corporation shall be 4255 Route 9, Suite D, Freehold, New Jersey 07728 and the mailing address of the corporation shall be the same.

                ARTICLE II.  NATURE OF BUSINESS
                -------------------------------

     This corporation may engage or transact in any or all lawful activities or business permitted under the laws of the United
States, the State of Florida or any other state, country, territory or nation.

                    ARTICLE III.   CAPITAL STOCK
                    ----------------------------

     The maximum number of shares of stock that this corporation is authorized to have outstanding at any one time is 60,000,000 to include 50,000,000 shares of common stock having $.0001 par value per shares and 10,000,000 shares of preferred stock at $.0001 par value per share.

                    ARTICLE IV.  REGISTERED AGENT
                    -----------------------------

     The street address of the initial registered office of the corporation shall be 1201 Hays Street, Tallahassee, Florida 32301, and the name of the initial registered agent of the corporation at that address is Corporation Service Company.

                    ARTICLE V.  TERM OF EXISTENCE
                    -----------------------------

     This corporation is to exist perpetually.

                    ARTICLE VI.  DIRECTORS
                    ----------------------

     All corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation managed under the direction of its Board of Directors, subject to any limitation set forth in these Articles of Incorporation. This corporation shall have one Director, initially. The mane and addresses of the initial members of the Board of Directors are:

William H. Luckman             4255 Route 9, Suite D
Dir.                           Freehold, New Jersey 07728

              ASSIGNMENT BY THE SOLE INCORPORATOR
              OF THE ARTICLES OF INCORPORATION OF
                  SUFFIELD TECHNOLOGIES CORP.

     Corporation Service Company, as sole incorporator, for value received hereby assigns any and all rights it may have as such incorporator to the following:
                   William H. Luckman

                            Dated: December 12, 1997
                            CORPORATION SERVICE COMPANY
                            By: /s/ Karen B. Rozar
                               ---------------------------------
                               Its Agent, Karen B. Rozar

                 ARTICLES OF AMENDMENT
                          TO
                ARTICLES OF INCORPORATION
                          OF
                Suffield Technologies Corp.
                ---------------------------

Pursuant to the provisions of section 607.1006, Florida Statute, this Florida profit corporation adopts the following articles of amendment to its articles of incorporation.

     FIRST: Amendment(s) adopted (indicate article number(s) being amended, added or deleted)

Article VI should be amended to read:

     The member of the Board of Directors is:
     James Lee             600 Madison Avenue
                           New York, New York

     SECOND: If an amendment provides for an exchange, reclassification or cancellation of issued shares, provision for implementing the amendment if not contained in the amendment itself, are as follows:

                ARTICLES OF AMENDMENT
                         TO
               ARTICLES OF INCORPORATION

Pursuant to the provision of Chapter 607, Florida Statutes, the undersigned corporation adopts the following articles of amendment to its articles of incorporation.

FIRST:     The name of the corporation is:
              SUFFIELD TECHNOLOGIES CORP.

SECOND:    The following amendment(s) to the articles of
incorporation was (were) adopted by the corporation:

The name of the corporation shall be: ROANOKE TECHNOLOGY CORP.

THIRD:     The amendment(s) was (were) adopted by the Board od
Directors on the first day of June, 1998. Shareholder approval was not required.

Dated: June 4th, 1998
                            By: /s/ James Lee
                            ----------------------------
                            James Lee, Director
STATE OF NEW YORK
COUNTY OF NEW YORK

Before me, the undersigned authority, personally appeared James Lee, to me well known to be the person who executed the foregoing articles of m\amendment to the articles of incorporation and acknowledge before me, according to law, that he made and subscribed the same for the purposes therein mentioned and set forth.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 4th day of June, 1998
                           /s/ Martin Lerner
                           ----------------------------------
                           Notary Public

EXHIBIT 3.2
                         BYLAWS
                           OF
               SUFFIELD TECHNOLOGIES CORP
                        ARTICLE I
SHAREHOLDERS

1. SHARE CERTIFICATES. Certificates evidencing fully-paid shares of the corporation shall set forth thereon the statements prescribed by Section 607.0625 of the Florida Business Corporation Act ("Business Corporation Act") and by any other applicable provision of law, must be signed, either manually or in facsimile, by any one of the following officers: the President, a Vice President, the Secretary, an Assistant Secretary, the Treasurer, an Assistant Secretary, by an officer designated by the Board of Directors, and may bear the corporate seal or its facsimile. If the person who signed, either manually or in facsimile, a share certificate no longer holds office when the certificate is issued, the certificate is nevertheless valid.

2.     FRACTIONAL SHARES OR SCRIP.  The corporation may:
    issue fractions of a share or pay in money the fair value of fractions of share: make arrangements, or provide reasonable opportunity, for any person entitled to or holding a fractional interest in a share to sell such fractional interest or to purchase such additional fractional interests as may be necessary to acquire a full share; and issue scrip in registered or bearer form, over the manual or facsimile signature of an officer of the corporation or its agent, entitling the holder to receive a full share upon surrendering enough scrip to equal a full share. Each certificate representing scrip must be conspicuously labeled "scrip" and must contain the information required by of Section 607.0625 of the Business Corporation Act. The holder of a fractional share is entitled to exercise the rights of a shareholder, including the right to vote, to receive dividends, and to participate in the assets of the corporation upon liquidation. The holder of scrip is not entitled to any of these rights unless the scrip provides for them. The Board of Directors may authorize the issuance of scrip subject to any condition considered desirable, including (a) that the scrip will become void if not exchanged for full shares before a specified date; and (b) that the shares for which the scrip is exchangeable may be sold and the proceeds paid to the scripholders.

3.     SHARE TRANSFERS.     Upon compliance with any
    provisions restricting the transferability of shares that may be set forth in the articles of incorporation, these Bylaws, or any written agreement in respect thereof, transfers of shares of the corporation shall be made only on the books of the corporation by the registered holder thereof, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the corporation, or with a agent or a registrar and on surrender of the certificate or certificates for such shares properly endorsed and the payment of all taxes thereon, if any. Except as may be otherwise provided by law or these Bylaws, the person in whose name shares stand on the books of the corporation shall be deemed the owner thereof for all purposes as regards the corporation; provided that whenever any transfer of shares shall be made for collateral security, and not absolutely, such fact, if known to the Secretary of the corporation shall be so expressed in the entry of transfer.

4. RECORD DATE FOR SHAREHOLDERS. For the purpose of determining shareholders entitled to notice of or to vote any meeting of shareholders to demand a special meeting, or to take any other action, the Board of Directors, of the corporation may fix a date as the record date for any such determination of shareholders, such date in any case to be not more than seventy days before the meeting or action requiring such determination of shareholders. A determination of shareholders entitled to notice of or to vote at a shareholders' meeting is effective for any adjournment of the meeting unless the Board of Directors fixes a new record date, which it must do if the meeting is adjourned to a date more than one hundred twenty days (120) days after the date fixed for the original meeting.

5. MEANING OF CERTAIN TERMS. As used herein in respect of the right to notice of a meeting of shareholders or a waiver thereof or to participate or vote thereat or to consent or dissent in writing in lieu of a meeting, as the case may be, the term "share" or "shares" or "shareholder" or "shareholders" refers to an outstanding share or shares and to a holder or holders of record of outstanding shares when the corporation is authorized to issue only on a class of shares, and said reference is also intended to include any outstanding share or shares and any holder or holders of record of outstanding shares of any class upon which or upon whom the articles of incorporation confer such rights where there are two or more classes or series of shares or upon whom the Business Corporation Act confers such rights notwithstanding that the articles of incorporation may provide for more than one class or series of shares, one or more of which are limited or denied such rights thereunder.

6.     SHAREHOLDER  MEETING.

     -TIME. The annual meeting shall be held on the date fixed from time to time by the directors. A special meeting shall be held on the date fixed from time to time by the directors except when the Business Corporation Act confers the right to call a special meeting upon the shareholders.

     -PLACE. Annual meetings and special meetings shall be held at such place in or out of the State of Florida as the directors shall from time to time fix.

     -CALL. Annual meetings may be called by the directors or the Chairman of the Board of Directors, the Vice Chairman of the Board of Directors, the President , or the Secretary or by an officer instructed by the directors or the President to call the meeting. Special meetings may be called in like manner.

     -NOTICE OR ACTUAL OR CONSTRUCTIVE WAIVER OF NOTICE . The corporation shall notify shareholders of the date, time, and place of each annual and special shareholders' meeting. Such notice shall be no fewer than ten or more than sixty days before the meeting date. Unless the Business Corporation Act or the articles of incorporation require otherwise, notice of an annual meeting need not include a description of the purpose or purposes for which the meeting need not include a description of the purpose or purposes for which the meeting is called. Notice shall be given in the manner provided in
    Section 607.0141 of the Business Corporation Act, by or at the direction of the President, the Secretary, or the officer or persons calling the meeting. Notice of a special meeting must include a description of the purpose or purposes for which the meeting is called. Unless the Business Corporation Act or the articles of incorporation require otherwise, the corporation is required to give notice only to shareholders entitled to vote at the meeting. A shareholder may waive any notice required by the Business Corporation Act, the articles of incorporation, or the Bylaws before or after the date and time stated in the notice. The waiver must be in writing, be signed by the shareholder entitled to the notice, and be delivered to the corporation for inclusion in the objection to lack of notice or defective notice of the meeting, unless the shareholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting; or waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the shareholder objects to considering the matter when it is presented.

     -VOTING LIST FOR MEETING. After fixing a record date for a meeting, the corporation shall prepare an alphabetical list of the names of all its shareholders who are entitled to notice of a shareholders' meeting, arranged by voting group, with the address of and number and class and series, if any of shares held by each shareholder. The shareholders' list must be available for inspection by any shareholder, for a period of ten days prior to the meeting or such sorter time as exists between the record date and the meeting and continuing through the meeting at the corporation's principal office, or at a place identified in the meeting notice in the city where the meeting will be held, or at the office, of the corporation's transfer agent or registrar. A shareholder, his agent or attorney is entitled on written demand to inspect the list subject to the requirements of
    Section 607.1602(3) of the Business Corporation Act, to copy the list, during regular business hours and at his expense, during the period it is available for inspection. The corporation shall make the shareholders' list available at the meeting, and any shareholder, or his agent or attorney is entitled to inspect the list at any time during the meeting or any adjournment.

     -CONDUCT OF MEETING. Meetings of the shareholders shall be presided over by one of the following officers in the order of seniority and if present and acting - the Chairman of the Board, if any, the Vice Chairman of the Board, if any, the President, a Vice President, if any, or, if none of the foregoing is in office and present and acting, by a chairman to be chosen by the shareholders. The Secretary of the corporation, or his absence, an Assistant Secretary, shall act as secretary of every meeting, but, if neither the Secretary nor an Assistant Secretary is present, the chairman of the meeting shall appoint a secretary of he meeting.

     -PROXY REPRESENTATION. A shareholder may appoint a proxy to vote or otherwise act for him by signing an appointment from, either personally or his attorney-in-fact. An appointment of a proxy is effective when received by the Secretary or other officer or agent authorized to tabulate votes.
    An appointment is valid for up to eleven months, unless a longer period is expressly provided in the appointment form. An appointment of a proxy is revocable by the shareholder unless the anointment form conspicuously states that it is irrevocable and the appointment is coupled with an interest.

     -SHARES HELD BY NOMINEES. The corporation may establish a procedure by which the beneficial owner of shares that are registered in the name of a nominee is recognized by the corporation as the shareholder. The extent of this recognition may be determined in the procedure.

    -QUORUM . Unless the articles of incorporation or the Business Corporation Act provides otherwise, a majority of the votes entitled to be cast on a matter by a voting a group constitutes a quorum o that voting group for action on that matter. Shares entitled to vote as a separate voting group may take action on a matter at a meeting only if a quorum of those shares exists with respect to that matter. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting.

     -VOTING. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. If a quorum exists, action on a matter, other than the election of directors, by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the articles of incorporation or the Business Corporation Act requires a greater number of affirmative votes.

7. ACTION WITHOUT MEETING. Unless otherwise provided in the articles of incorporation action required or permitted by the provisions of the Business Corporation Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote if the action is taken by the holders of outstanding stock of each voting group entitled to vote thereon having not less than the minimum number of votes with respect to each voting group that would be necessary to authorize or take such action at a meeting at which all voting groups and shares entitled to vote hereon were present and voted. In order to be effective the action must be evidenced by one or more written consents describing the action taken , dated and signed by approving shareholders having the requisite number of each voting group entitled to vote thereon, and delivered to the corporation by delivery to its principal office in State of Florida, its principal place of business, the corporate Secretary, or another officer or agent of the corporation having custody of the book in which proceedings of meetings of shareholders are recorded. No written consent shall be effective to take the corporate action referred to therein, unless within sixty days of the date of the earliest dated consent delivered in the manner require by Section 607.0704 of the Business Corporation Act, written consents signed by holders of shares having the number of votes required to take action are delivered to the corporation by delivery as set forth in Section 607.0704 of the Florida Business Corporation Act. Action under thus paragraph be subject to the requirements of Section 607.0704 of the Business Corporation Act.

                       ARTICLE II

BOARD OF DIRECTORS

1. FUNCTIONS GENERALLY - COMPENSATION. All corporate power shall be exercised by or under the authority of, and the business and affairs of the corporation managed under the direction of, a Board of Directors. The Board may fix the compensation of directors.

2.QUALIFICATIONS AND NUMBER. A director need not be a shareholder, a citizen of the United States, or a resident of the State of Florida. The initial Board of Directors shall consist of one person, which shall be the number of directors until changed. Thereafter, the number of directors shall not be less than one (1) nor more than ten (10). The number of directors may be fixed or changed from time to time by the shareholders. The number shall never be less than one.

3. TERMS AND VACANCIES. The Terms of the initial directors of the corporation expire at the first shareholders' meeting at which directors are elected. The terms of all other directors expire at the next annual shareholders' meeting following their election. A decrease in the number of directors does not shorten an incumbent director's term. The term of a director elected to fill a vacancy expires at the next shareholders' meeting at which directors are elected. Despite the expiration of a director's term, the director continues to serve until his successor is elected and qualifies or until there is a decrease in the number of directors.
Whenever a vacancy occurs on the Board of Directors, including a vacancy resulting from an increase in the numbers of directors, it may be filled by the affirmative vote of a majority of the remaining directors, through less than a quorum of the Board of Directors, or by the shareholders, unless the articles of incorporation provide otherwise.

4.     MEETINGS.

     -TIME. Meetings shall be held at such time as the Board shall fix, except that the first meeting of a newly elected
    Board shall be held as soon after its election as the directors may conveniently assemble.

     -PLACE. The Board of Directors may hold regular or special meetings in or out of the State of Florida at such place as shall be fixed by the Board.

     -CALL. No call shall be required for regular meetings for which time and place have been fixed. Special meetings may be called by or at the direction of the Chairman of the Board, if any, the Vice Chairman of the Board, if any, of the President, or of a unanimous decision by all of the directors in office.

     -NOTICE OR ACTUAL OR CONSTRUCTIVE WAIVER. Regular meetings of the Board of Directors may be held without notice of the date, time, place, or purpose of the meeting. Written, or oral, notice of the time and place shall be given for special meetings in sufficient time for the convenient assembly of the directors thereat. The notice of a special meeting need not describe the purpose of the meeting. Notice of a meeting of the Board of Directors need not given to any director who signs a waiver of notice of such meeting and a waiver of any and all objection to the place of the meeting, the time of the meeting, or the manner in which it has been called or convened, except when a director states, at the beginning of the meeting or promptly upon arrival at the meeting, any objection to the transaction of business because the meeting is not lawfully called or convened.

     -QUORUM AND ACTION. A quorum of the Board of Directors consists of a majority of the number of directors prescribed in or fixed in accordance with these Bylaws. If a quorum is present when a vote is taken, the affirmative vote of a unanmious vote of directors present is the act of the Board of Directors. The Board of Directors may permit any or all directors to participate in a regular or special meeting by, or conduct the meeting through use of, any means of communication by which all directors participating may simultaneously hear each other during the meeting. A director participating in a meeting by this means is deemed to be present in person at the meeting.

     -CHAIRMAN OF THE MEETING. Meetings of the Board of Directors shall be presided over by the following directors in the order of seniority and if present and acting the Chairman of the Board, if any, the Vice Chairman of the Board, if any, the President, or ny other director chosen by the Board.

5. REMOVAL OF DIRECTORS . The shareholders may remove one or more directors with or without cause pursuant to the provisions of Section 607.0808 of the Business Corporation
    Act.

6. COMMITTEES. The Board of Directors by resolution adopted by a majority of the full Board of Directors, may designate from among its members an executive committee and one or more other committees each of which, to the extent provided in such resolution or in the articles of incorporation or the Bylaws, shall have and may exercise all the authority of the Board of Directors, except such authority as may not be delegated under the Business Corporation Act. Each committee may have two or more members, who serve at the pleasure of the Board of Directors. The provisions of Sections 607.082, 607.0823, and
    607.0824 of the Business Corporation Act, which govern meetings, notice and waiver of notice, and quorum and voting requirements, apply to committees and their members as well.

7. ACTION WITHOUT MEETING. Action required or permitted by the Business Corporation Act to be taken at a Board of Directors' meeting or committee meeting may be taken without a meeting if the action is taken by all members of the Board or of the committee. The action must be evidenced by one or more written consents describing the action taken, signed by each director or committee member. Action taken under this paragraph is effective when the last director signs the consent, unless the consent specifies a different effective date.

                        ARTICLE III

OFFICERS

    The corporation shall have a President, and a Secretary, and such other officers as may be deemed necessary, who may be appointed by the directors. The same individual may simultaneously hold more than one office in the corporation.
    A duly appointed officer may appoint one or more officers or assistant officers is authorized by the Board of Directors. Each officer of the corporation has the authority and shall perform the duties prescribed by the Board of Directors or by direction of an officer authorized by the Board of Directors to prescribe the duties of other officers; provided, that the Secretary shall have the responsibility for preparation and custody of minutes of the directors' and shareholders' meetings and for authenticating records of the corporation. The Board of Directors may remove any officer at any time with or without cause.

                        ARTICLE IV

               REGISTERED OFFICE AND AGENT

    The address of the initial registered office of the corporation and the name of the initial registered agent of the corporation are set forth in the original articles of incorporation.

EXHIBIT 10.1

        ASSET PURCHASE AGREEMENT AND SHARE EXCHANGE
                       by and among
                  ROANOKE TECHNOLOGY CORP.
                   a Florida Corporation
                            and
              OFFSHORE SOFTWARE DEVELOPMENT LTD.
                a Cayman Islands Corporation
               effective as of March 30, 1999
         ASSET PURCHASE AGREEMENT AND SHARE EXCHANGE

     THIS ASSET PURCHASE AGREEMENT AND SHARE EXCHANGE, made and entered into this 30th day of March, 1999, by and among Roanoke Technology Corp., a Florida corporation with its principal place of business located at 909 Monroe Street, Roanoke Rapids, NC 27870 ("Roanoke") and Offshore Software Development Ltd., a Cayman Islands Corporation with its principal place of business at 4th Floor, Harbor Centre, P.O. Box 613, George Town, Grand Cayman, Cayman Islands, British West Indies ("Offshore").

                           Premises

A. This Agreement provides for the acquisition of all of the assets of Offshore by Roanoke whereby Offshore's shareholders shall be issued nine tenths (9/10) of a share of Roanoke for each Offshore share owned (or such other percentage as set forth in Section 3.2 herein).

B. The majority shareholders and boards of directors of Roanoke and Offshore have determined, subject to the terms and conditions set forth in this Agreement, that the transaction contemplated hereby is desirable and in the best interests of their stockholders, respectively. This Agreement is being entered into for the purpose of setting forth the terms and conditions of the proposed acquisition.

                          Agreement

     NOW, THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, it is hereby agreed as follows:

                         ARTICLE I

           REPRESENTATIONS, COVENANTS AND WARRANTIES OF
                         ROANOKE

     As an inducement to and to obtain the reliance of Offshore, Roanoke represents and warrants as follows:

     Section 1.1 Organization. Roanoke is a corporation duly organized, validly existing, and in good standing under the laws of Florida and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in the Roanoke Schedules (as hereinafter defined) are complete and correct copies of the articles of incorporation, bylaws and amendments thereto of Roanoke as in effect on the date hereof. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not violate any provision of Roanoke's articles of incorporation or bylaws. Roanoke has full power, authority and legal right and has taken all action required by law, its articles of incorporation, its bylaws or otherwise to authorize the execution and delivery of this Agreement.

     Section 1.2   Capitalization.   The authorized capitalization
of Roanoke consists of 50,000,000 Common Shares, $0.0001 par value per share, and 10,000,000 Preferred Shares, $0.0001 par value per share. As of the date hereof, Roanoke has 9,015,000 common shares issued and outstanding, of which 3,840,000 common shares are unrestricted. Roanoke is presently a public company trading on the OTC Bulletin Board.

     As of the Closing Date hereof, no shares of Preferred Stock will be issued or outstanding. All issued and outstanding shares are legally issued, fully paid and nonassessable and are not issued in violation of the preemptive or other rights of any person.

     Section 1.3   Subsidiaries.   Roanoke has no subsidiaries.

     Section 1.4   Options and Warrants.   There are no existing
options, warrants, calls or commitments of any character to which Roanoke is a party and by which it is bound. Roanoke has no securities, warrants or options authorized or issued, except for an option to purchase an additional 235,000 common shares at $1.00 per share; and 225,000 common shares at $2.00 per share, both received through a Confidential Term Sheet.

     Section 1.5   Litigation and Proceedings.   To the best of
Roanoke's knowledge and belief, there are no actions, suits, proceedings or investigations pending or threatened by or against Roanoke or affecting Roanoke or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that would have a material adverse affect on the business, operations, financial condition or income of Roanoke. Roanoke does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

     Section 1.6   Material Contract Defaults.   To the best of
Roanoke's knowledge and belief, Roanoke is not in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operations, properties, assets or condition of Roanoke, and there is no event of default in any material respect under any such contract, agreement, lease or other commitment in respect of which Roanoke has not taken adequate steps to prevent such a default from occurring.

     Section 1.7   No Conflict With Other Instruments.   The
execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which Roanoke is a party or to which any of its properties or operations are subject.

     Section 1.8   Governmental Authorizations.   To the best of
Roanoke's knowledge, Roanoke has all licenses, franchises, permits or other governmental authorizations legally required to enable Roanoke to conduct its business in all material respects as conducted on the date hereof. Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by Roanoke of this Agreement and the consummation of Roanoke of the transactions contemplated hereby.

                          ARTICLE II

           REPRESENTATIONS, COVENANTS AND WARRANTIES
                         OF OFFSHORE

     As an inducement to, and to obtain the reliance of Roanoke, Offshore represents and warrants as follows:

     Section 2.1   Organization.   Offshore is a corporation duly
organized, validly existing and in good standing under the laws of the Cayman Islands and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign entity in the country or states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in the Offshore Schedules (as hereinafter defined) are complete and correct copies of the certificate of incorporation, memorandum and articles of association and amendments thereto of Offshore as in effect on the date hereof. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Offshore's certificate of incorporation or bylaws. Offshore has full power, authority and legal right and has taken all action required by law, its articles of incorporation, bylaws or otherwise to authorize the execution and delivery of this Agreement.

     Section 2.2   Capitalization.   The authorized capitalization
of Offshore consists of 50,000,000 shares. As of the date hereof, there are 17,082,346 shares issued and outstanding of which none are unrestricted. After the completion of this merger, Jagerton Research Ltd. will tender all of its Offshore shares to treasury and Richard McCabe will tender all 5,000,000 of his Offshore shares to treasury. Upon completion of this merger, McCabe will be issued 25,000 shares of Roanoke, notwithstanding the formula set forth in Section 3.2 below and pursuant to the agreement dated March 19, 1999. In addition, Richard McCabe is entitled to additional compensation as indicated in the March
30, 1999 agreement.

     Section 2.3    Subsidiaries.   Offshore has no subsidiaries.

     Section 2.4   Tax Matters; Books & Records

     (a) The books and records, financial and others, of Offshore are in all material respects complete and correct and have been maintained in accordance with good business accounting practices; and

     (b) Offshore has no liabilities with respect to the payment of any country, federal, state, county, local or other taxes
(including any deficiencies, interest or penalties).

     Section 2.5   Information.   The information concerning
Offshore as set forth in this Agreement and in the Offshore Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

     Section 2.6   Absence of Certain Changes or Events.   Except
as described herein or in the Offshore Schedules, since February
28, 1999:

     (a) Offshore has not: (i) amended its certificate of incorporation, memorandum of association or articles of association; (ii) waived any rights of value which in the aggregate are extraordinary or material considering the business of Roanoke; (iii) made any material change in its method of management, operation or accounting; or (iv) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

     (b) Offshore has not: (i) granted or agreed to grant any options, warrants or other rights for its certificates, bonds or other corporate securities calling for the issuance thereof, which option, warrant or other right has not been canceled as of the Closing Date; (ii) borrowed or agreed to borrow any funds or incurred or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; and

     (c) to the best knowledge of Offshore, it has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets or condition of Offshore.

     Section 2.7   Title and Related Matters.   Offshore has good
and marketable title to and is the sole and exclusive owner of all of its properties, inventory, interests in properties and assets, real and personal (collectively, the "Assets") free and clear of all liens, pledges, charges or encumbrances. Except as set forth in the Offshore Schedules, Offshore owns free and clear of any liens, claims, encumbrances, royalty interests or other restrictions or limitations of any nature whatsoever and all procedures, techniques, marketing plans, business plans, methods of management or other information utilized in connection with Offshore's business. Except as set forth in the Offshore Schedules, no third party has any right to, and Offshore had not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names or copyrights which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a materially adverse affect on the business, operations, financial conditions or income of Offshore or any material portion of its properties, assets or rights.

     Section 2.8   Litigation and Proceedings.   There are no
actions, suits or proceedings pending or, to the best of Offshore's knowledge and belief, threatened by or against or affecting Offshore, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that would have a material adverse effect on the business, operations, financial condition, income or business prospects of Offshore. Offshore does not have any knowledge of any default on its part with respect to any judgement, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

     Section 2.9   Contracts.   On the Closing Date:

     (a) There are no material contracts, agreements, franchises, license agreements, or other commitments to which Offshore is a party or by which it or any of its properties are bound;

     (b) Offshore is not a party to any contract, agreement, commitment or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award which materially and adversely affects, or in the future may (as far as Offshore can now foresee) materially and adversely affect, the business, operations, properties, assets or conditions of Offshore; and

    (c)   Offshore is not a party to any material oral or written:
(i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension, benefit or retirement plan, agreement or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract or indenture relating to the borrowing of money; (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations, which, in the aggregate exceeds $1,000; (v) consulting or other contract with an unexpired term of more than one year or providing for payments in excess of $10,000 in the aggregate; (vi) collective bargaining agreement; (vii) contract, agreement, or other commitment involving payments by it for more than $10,000 in the aggregate.

     Section 2.10   No Conflict With Other Instruments.   The
execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which Offshore is a party or to which any of its properties or operations are subject.

     Section 2.11   Material Contract Defaults.   To the best of
Offshore's knowledge and belief, Offshore is not in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operations, properties, assets or condition of Offshore, and there is no event of default in any material respect under any such contract, agreement, lease or other commitment in respect of which Offshore has not taken adequate steps to prevent such a default from occurring.

    Section 2.12   Governmental Authorizations.   To the best of
Offshore's knowledge, Offshore has all licenses, franchises, permits and other governmental authorizations that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by Offshore of the transactions contemplated hereby.

     Section 2.13   Compliance With Laws and Regulations.   To the
best of Offshore's knowledge and belief, Offshore has complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of Offshore or would not result in Offshore's incurring any material liability.

     Section 2.14   Insurance.   All of the insurable properties
of Offshore are insured for Offshore's benefit under valid and enforceable policy or policies containing substantially equivalent coverage and will be outstanding and in full force at the Closing Date.

     Section 2.15   Approval of Agreement.   The holders of  a
majority of the Common Voting Shares outstanding of Offshore have authorized the execution and delivery of the Agreement by Offshore and have approved the transactions contemplated hereby.

     Section 2.16 Material Transactions or Affiliations. As of the Closing Date, there will exist no material contract, agreement or arrangement between Offshore and any person who was at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known by Offshore to own beneficially, ten percent (10%) or more of the issued and outstanding Common Shares of Offshore and which is to be performed in whole or in part after the date hereof. Offshore has no commitment, whether written or oral, to lend any funds to, borrow any money from or enter into any other material transactions with, any such affiliated person.

                          ARTICLE III

            EXCHANGE PROCEDURE AND OTHER CONSIDERATION

     Section 3.1   Bill of Sale for Assets.   On the Closing Date,
Offshore shall deliver to Roanoke a bill of sale for all of the assets of Offshore and any and all other documents to transfer all of the assets to Roanoke.

     Section 3.2   Issuance of Roanoke Common Shares.   In
exchange for the transfer of all of the assets of Offshore to Roanoke pursuant to Section 3.1, Roanoke shall issue to each Offshore shareholder nine tenths (9/10) of a Roanoke common share for each share of Offshore owned at the time of the Closing. Such shares shall be restricted under Rule 144 of the 1933 Securities Act. Notwithstanding the above, if the closing bid price for the Roanoke shares as listed on the OTC Bulletin Board is: (i) between $6.75 and $7.49 on the day immediately prior to Closing, then the share exchange percentage listed above shall be revised so that Roanoke shall issue to each Offshore shareholder one (1) Roanoke common share for each share of Offshore owned at the time of the Closing; (ii) between $6.74 and $5.50 on the day immediately prior to Closing, then the share exchange percentage listed above shall be revised so that Roanoke shall issue to each Offshore shareholder one and 1/10th (1.1) Roanoke common share for each share of Offshore owned at the time of the Closing; (iii) $5.49 or less on the day immediately prior to Closing, then the share exchange shall be revised to an amount mutually agreed upon by Roanoke and Offshore.

     Section 3.3   Events Prior to Closing.   Upon execution
hereof or as soon thereafter as practical, management of Offshore and Roanoke shall execute, acknowledge and deliver (or shall cause to be executed, acknowledged and delivered) any and all certificates, opinions, financial statements, schedules, agreements, resolutions rulings or other instruments required by this Agreement to be so delivered, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby, subject only to the conditions to Closing referenced herein below.

     Section 3.4   Closing.   The closing ("Closing") of the
transactions contemplated by this Agreement shall be on or about
March 30, 1999 ("Closing Date").

     Section 3.5   Termination.

     (a) This Agreement may be terminated by the board of directors or majority interest of Shareholders of either Roanoke or Offshore, respectively, at any time prior to the Closing Date if:

     (i) there shall be any action or proceeding before any court or any governmental body which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement and which, in the judgement of such board of directors, made in good faith and based on the advice of its legal counsel, makes it inadvisable to proceed with the exchange contemplated by this Agreement; or

     (ii) any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions.

     In the event of termination pursuant to this paragraph (a) of this Section 3.5, no obligation, right, or liability shall arise hereunder and each party shall bear all of the expenses incurred by it in connection with the negotiation, drafting and execution of this Agreement and the transactions herein contemplated.

     (b) This Agreement may be terminated at any time prior to the Closing Date by action of the board of directors of Roanoke if Offshore shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Offshore contained herein shall be inaccurate in any material respect, which noncompliance or inaccuracy is not cured after 20 days written notice thereof is given to Offshore. If this Agreement is terminated pursuant to this paragraph (b) of this Section 3.5, this Agreement shall be of no further force or effect and no obligation, right or liability shall arise hereunder.

     Section 3.6 Directors of Roanoke After Acquisition. Upon the Closing, the Board of Directors of Roanoke shall be the following: David Smith and Glen Cannady. Each director shall hold office until his successor shall have been duly elected and shall have qualified or until his earlier death, resignation or removal.
     Section 3.7   Officers of Roanoke.   Upon the closing, the
following persons shall be elected as officers of Roanoke in accordance with procedures set forth in the Roanoke bylaws.

NAME                             OFFICE
-----                            ------
David Smith                      President/Chief Executive
                                 Officer/Treasurer/Secretary

                          ARTICLE IV

SPECIAL COVENANTS

     Section 4.1   Access to Properties and Records.   Prior to
closing, Roanoke and Offshore will each afford to the officers and authorized representatives of the other full access to the properties, books and records of each other, in order that each may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other and each will furnish the other with such additional financial and operating data and other information as to the business and properties of each other, as the other shall from time to time reasonably request.

     Section 4.2   Availability of Rule 144.   Roanoke and
Offshore shareholders holding "restricted securities, " as that term is defined in Rule 144 promulgated pursuant to the Securities Act will remain as "restricted securities". Roanoke is under no obligation to register such shares under the Securities Act, or otherwise. The stockholders of Roanoke and Offshore holding restricted securities of Roanoke and Offshore as of the date of this Agreement and their respective heirs, administrators, personal representatives, successors and assigns, are intended third party beneficiaries of the provisions set forth herein. The covenants set forth in this Section 4.2 shall survive the Closing and the consummation of the transactions herein contemplated.

     Section 4.3   Special Covenants and Representations Regarding
the Roanoke Common Shares to be Issued in the Exchange.   The
consummation of this Agreement, including the issuance of the Roanoke Common Shares to the Shareholders of Offshore as contemplated hereby, constitutes the offer and sale of securities under the Securities Act, and applicable state statutes. Such transaction shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes which depend, inter alia, upon the circumstances under which the Offshore Shareholders acquire such securities.

     Section 4.4   Third Party Consents.   Roanoke and Offshore
agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

     Section 4.5   Actions Prior and Subsequent to Closing.

     (a) From and after the date of this Agreement until the Closing Date, except as permitted or contemplated by this Agreement, Offshore will each use its best efforts to:

     (i) carry on its business in substantially the same manner as it has heretofore;

     (ii) maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

     (iii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

     (iv) perform in all material respects all of its obligations under material contracts, leases and instruments relating to or affecting its assets, properties and business;

     (v) maintain and preserve its business organization intact, to retain its key employees and to maintain its relationship with its material suppliers and customers; and

     (vi) fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations and orders imposed by federal or state governmental authorities.

     (b)   From and after the date of this Agreement until the
Closing Date, Offshore will not,      without the prior consent of
Roanoke:

     (i) except as otherwise specifically set forth herein, make any change in its certificate of incorporation, memorandum or articles of association;

     (ii)   declare or pay any dividend on its outstanding Common
Shares, except as may otherwise be required by law, or effect any stock split or otherwise change its capitalization, except as provided herein;

     (iii) enter into or amend any employment, severance or agreements or arrangements with any directors or officers;

     (v) grant, confer or award any options, warrants, conversion rights or other rights not existing on the date hereof to acquire any Common Shares; or

     (vi)   purchase or redeem any Common Shares.

     Section 4.6   Indemnification.

     (a) Offshore hereby agrees to indemnify Roanoke and each of the officers, agents and directors of Roanoke as of the date of execution of this Agreement against any loss, liability, claim, damage or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claim whatsoever), to which it or they may become subject to or rising out of or based on any inaccuracy appearing in or misrepresentation made in this Agreement, including, but not limited to, misrepresentations. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement; and

     (b) Roanoke and its officers and directors hereby agrees to indemnify Offshore and each of the officers, agents, directors and current shareholders of Roanoke as of the Closing Date against any loss, liability, claim, damage or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in this Agreement. The indemnification provided for in this Section shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

                          ARTICLE V

           CONDITIONS PRECEDENT TO OBLIGATIONS OF ROANOKE

     The obligations of Roanoke under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

     Section 5.1   Accuracy of Representations.   The
representations and warranties made by Roanoke in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at the Closing Date (except for changes therein permitted by this Agreement), and Roanoke shall have performed or compiled with all covenants and conditions required by this Agreement to be performed or complied with by Roanoke prior to or at the Closing. Offshore shall be furnished with a certificate, signed by a duly authorized officer of Roanoke and dated the Closing Date, to the foregoing effect.

     Section 5.2   Shareholder Approval.   A majority of the
outstanding Common Shares of Roanoke shall have approved this Agreement and the transactions contemplated herein.

     Section 5.3   Officer's Certificate.   Offshore shall have
been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of Roanoke to the effect that:
(a) the representations and warranties of Roanoke set forth in the Agreement and in all Exhibits, Schedules and other documents furnished in connection herewith are in all material respects true and correct as if made on the Effective Date; (b) Roanoke has performed all covenants, satisfied all conditions, and complied with all other terms and provisions of this Agreement to be performed, satisfied or complied with by it as of the Effective Date; (c) since such date and other than as previously disclosed to Roanoke, Roanoke has not entered into any material transaction other than transactions which are usual and in the ordinary course if its business; and (d) no litigation, proceeding, investigation or inquiry is pending or, to the best knowledge of Roanoke, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the Roanoke Schedules, by or against Roanoke which might result in any material adverse change in any of the assets, properties, business or operations of Roanoke.

     Section 5.4   No Material Adverse Change.   Prior to the
Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations or Roanoke.

     Section 5.5   Other Items.   Offshore shall have received
such further documents, certificates or instruments relating to the transactions contemplated hereby as Offshore may reasonably request.

                          ARTICLE VI
         CONDITIONS PRECEDENT TO OBLIGATIONS OF OFFSHORE

    The obligations of Offshore under this Agreement are subject to the satisfaction, at or before the Closing date (unless otherwise indicated herein), of the following conditions:

     Section 6.1   Accuracy of Representations.   The
representations and warranties made by Offshore in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and Offshore shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Offshore prior to or at the Closing. Roanoke shall have been furnished with a certificate, signed by a duly authorized executive officer of Roanoke and dated the Closing Date, to the foregoing effect.

     Section 6.2     Shareholder Approval.   A majority of the
outstanding Common Shares of Offshore shall have approved this Agreement and the transactions contemplated herein.

     Section 6.3   Officer's Certificate.   Roanoke shall be
furnished with a certificate dated the Closing date and signed by a duly authorized officer of Roanoke to the effect that: (a) the representations and warranties of Offshore set forth in the Agreement and in all Exhibits, Schedules and other documents furnished in connection herewith are in all material respects true and correct as if made on the Effective Date; and (b) Offshore had performed all covenants, satisfied all conditions, and complied with all other terms and provisions of the Agreement to be performed, satisfied or complied with by it as of the Effective Date.

     Section 6.4   No Material Adverse Change.   Prior to the
Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of Offshore.

                          ARTICLE VII

                          MISCELLANEOUS

     Section 7.1   Brokers and Finders.   Each party hereto hereby
represents and warrants that it is under no obligation, express or implied, to pay certain finders in connection with the bringing of the parties together in the negotiation, execution, or consummation of this Agreement. The parties each agree to indemnify the other against any claim by any third person not listed in Schedule 7.1 for any commission, brokerage or finder's fee or other payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

     Section 7.2   Law,  Forum and Jurisdiction.   This Agreement
shall be construed and interpreted in accordance with the laws of the State of Florida, United States of America.

     Section 7.3   Notices.   Any notices or other communications
required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram addressed as follows:

     If to Roanoke and :     Richard I. Anslow & Associates
                             4255 Route 9, Suite D
                             Freehold, New Jersey 07728

     If to Offshore:          Richard I. Anslow & Associates
                              4255 Route 9, Suite D
                              Freehold, New Jersey 07728

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed or telegraphed.

     Section 7.4     Attorneys' Fees.     In the event that any
party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the non-breaching party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

       Section 7.5     Confidentiality.     Each party hereto
agrees with the other party that, unless and until the transactions contemplated by this Agreement have been consummated, they and their representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except: (i) to the extent such data is a matter of public knowledge or is required by law to be published; and (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.

       Section 7.6     Schedules; Knowledge.     Each party is
presumed to have full knowledge of all information set forth in the other party's schedules delivered pursuant to this Agreement.

       Section 7.7     Third Party Beneficiaries.     This
contract is solely between Roanoke and Offshore and except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

       Section 7.8     Entire Agreement.     This Agreement
represents the entire agreement between the parties relating to the subject matter hereof. This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understanding, agreements, representations or warranties, written or oral, except as set forth herein. This Agreement may not be amended or modified, except by a written agreement signed by all parties hereto.

       Section 7.9     Survival; Termination.     The
representations, warranties and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for 18 months.

       Section 7.10     Counterparts.     This Agreement may be
executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

       Section 7.11      Amendment or Waiver.     Every right and
remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

     Section 7.12     Incorporation of Recitals.     All of the
recitals hereof are incorporated by this reference and are made a part hereof as though set forth at length herein.

       Section 7.13     Expenses.     Each party herein shall bear
all of their respective cost s and expenses incurred in connection with the negotiation of this Agreement and in the consummation of the transactions provided for herein and the preparation thereof.

     Section 7.14     Headings; Context.     The headings of the
sections and paragraphs contained in this Agreement are for convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meaning of this Agreement.

     Section 7.15     Benefit.     This Agreement shall be binding
upon and shall inure only to the benefit of the parties hereto, and their permitted assigns hereunder. This Agreement shall not be assigned by any party without the prior written consent of the other party.

       Section 7.16     Public Announcements.     Except as may be
required by law, neither party shall make any public announcement or filing with respect to the transactions provided for herein without the prior consent of the other party hereto. Notwithstanding same, both parties agree that Roanoke will be issuing a press release regarding this transaction.

       Section 7.17     Severability.     In the event that any
particular provision or provisions of this Agreement or the other agreements contained herein shall for any reason hereafter be determined to be unenforceable, or in violation of any law, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of such agreements, which shall continue in full force and effect and be binding upon the respective parties hereto.

     Section 7.18     Failure of Conditions; Termination.     In
the event of any of the conditions specified in this Agreement shall not be fulfilled on or before the Closing Date, either of the parties have the right either to proceed or, upon prompt written notice to the other, to terminate and rescind this Agreement without liability to any other party. The election to proceed shall not affect the right of such electing party reasonably to require the other party to continue to use its efforts to fulfill the unmet conditions.

       Section 7.19     No Strict Construction.     The language
of this Agreement shall be construed as a whole, according to its fair meaning and intendment, and not strictly for or against either party hereto, regardless of who drafted or was principally responsible for drafting the Agreement or terms or conditions hereof.

       Section 7.20     Execution Knowing and Voluntary; Conflict
of Interest.     In executing this Agreement, the parties
severally acknowledge and represent that each: (a) has fully and carefully read and considered this Agreement; (b) has been or has had the opportunity to be fully apprized by its attorneys of the legal effect and meaning of this document and all terms and conditions hereof; (c) is executing this agreement voluntarily, free from any influence, coercion or duress of any kind; and (d) acknowledges and agrees that Richard I. Anslow & Associates shall be representing both parties and waives such conflict of interest.

       IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, and entered into as of the date first above written.

                                ROANOKE TECHNOLOGY CORP.
ATTEST:
/s/ James Lee
----------------------------    By: /s/ David L. Smith
JAMES LEE, Secretary               --------------------------
                                   DAVID SMITH, President

ATTEST:                         OFFSHORE SOFTWARE DEVELOPMENT LTD.
/s/ Richard McCabe
----------------------------     By:/s/ Richard McCabe
RICHARD MCCABE, Secretary          ---------------------------
                                   RICHARD MCCABE, President

          STOCK PURCHASE AGREEMENT AND SHARE EXCHANGE
                       by and among
                SUFFIELD TECHNOLOGIES CORP.
                  a Florida Corporation
                           and
                 TOP 10 PROMOTIONS, INC.
                 a Virginia Corporation
                 effective as of May 28, 1998

          STOCK PURCHASE AGREEMENT AND SHARE EXCHANGE

         THIS STOCK PURCHASE AGREEMENT AND SHARE EXCHANGE, made and entered into this 28th day of May, 1998, by and among Suffield Technologies Corp., a Florida corporation with its principal place of business located at 777 South Flagler Drive, 8th Floor, West Tower, West Palm Beach, Florida 33401 ("SUFFIELD"), Top 10 Promotions, Inc., a Virginia Corporation with its principal place of business at 909 Monroe Street, Roanoke
Rapids, North Carolina 27870 ("Top 10") and the individual listed on Exhibit "A" attached hereto and specifically incorporated herein by this reference (the "Top 10 Shareholder"), (Top 10 and
Top 10 Shareholder jointly referred to as the "Top 10").

                           Premises

         A. This Agreement provides for the acquisition of Top 10 by Suffield whereby Top 10 shall become a wholly owned subsidiary of Suffield and in connection therewith, the issuance of 500,000 ($0.0001 par value per share) shares of restricted common stock of Suffield to the Top 10 Shareholder as designated on Exhibit "A" and other consideration.

         B. The boards of directors of Suffield and Top 10 have determined, subject to the terms and conditions set forth in this Agreement, that the transaction contemplated hereby is desirable and in the best interests of their stockholders, respectively. This Agreement is being entered into for the purpose of setting forth the terms and conditions of the proposed acquisition.

                           Agreement

         NOW, THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, it is hereby agreed as follows:

                          ARTICLE I

        REPRESENTATIONS, COVENANTS AND WARRANTIES OF
                        SUFFIELD

         As an inducement to and to obtain the reliance of Top 10, Suffield represents and warrants as follows:

         Section 1.1         Organization. Suffield is a
corporation duly organized, validly existing, and in good standing under the laws of Florida and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in the Suffield Schedules (as hereinafter defined) are complete and correct copies of the articles of incorporation, bylaws and amendments thereto of Suffield as in effect on the date hereof. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not violate any provision of Suffield's articles of incorporation or bylaws. Suffield has full power, authority and legal right and has taken all action required by law, its articles of incorporation, its bylaws or otherwise to authorize the execution and delivery of this Agreement.

         Section 1.2         Capitalization.         The
authorized capitalization of Suffield consists of 50,000,000 Common Shares, $0.0001 par value per share, and 10,000,000 Preferred Shares, $0.0001 par value per share. As of the date hereof, Suffield has 3,325,000 common shares issued and outstanding, of which 1,800,000 are unrestricted. Suffield is not presently a public company. Within ninety (90) days after the closing herein, it intends to file Form 211 for the purpose of being traded on the NASDAQ OTC Bulletin Board.

As of the Closing Date hereof, no shares of Preferred Stock will be issued or outstanding. All issued and outstanding shares are legally issued, fully paid and nonassessable and are not issued in violation of the preemptive or other rights of any person. Suffield has no other securities, warrants or options authorized or issued.

        Section 1.3         Subsidiaries and Predecessor
                            Corporations.

Suffield does not have any other subsidiaries and does not own, beneficially or of record, any shares of any other corporation.

         Section 1.4         Options and Warrants.         There
are no existing options, warrants, calls or commitments of any character to which Suffield is a party and by which it is bound.

         Section 1.5         Financing.          Suffield
undertook a Regulation D, 504 Offering, whereby Suffield raised
$70,000 and issued 1,800,000 shares of Suffield to such investors. Such shares are included in the issued and outstanding shares as set forth in Section 1.2 hereinabove.

         Section 1.6         Litigation and Proceedings.
To the best of Suffield's knowledge and belief, there are no actions, suits, proceedings or investigations pending or threatened by or against Suffield or affecting Suffield or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that would have a material adverse affect on the business, operations, financial condition or income of Suffield. Suffield does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

         Section 1.7         Material Contract Defaults.
To the best of Suffield's knowledge and belief, Suffield is not in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operations, properties, assets or condition of Suffield, and there is no event of default in any material respect under any such contract, agreement, lease or other commitment in respect of which Suffield has not taken adequate steps to prevent such a default from occurring.

         Section 1.8         No Conflict With Other Instruments.
     The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which Suffield is a party or to which any of its properties or operations are subject.

         Section 1.9         Governmental Authorizations.
To the best of Suffield's knowledge, Suffield has all licenses, franchises, permits or other governmental authorizations legally required to enable Suffield to conduct its business in all material respects as conducted on the date hereof. Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by Suffield of this Agreement and the consummation of Suffield of the transactions contemplated hereby.

                           ARTICLE II

          REPRESENTATIONS, COVENANTS AND WARRANTIES
                            OF TOP 10

        As an inducement to, and to obtain the reliance of Suffield, Top 10 represents and warrants as follows:

         Section 3.1         Organization.         Top 10 is a
corporation duly organized, validly existing and in good standing under the laws of Virginia and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign entity in the country or states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in the Top 10 Schedules (as hereinafter defined) are complete and correct copies of the articles of incorporation, bylaws and amendments thereto of Top 10 as in effect on the date hereof. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of Top 10's
certificate of incorporation or bylaws.    Top 10 has full power,
authority and legal right and has taken all action required by law, its articles of incorporation, bylaws or otherwise to authorize the execution and delivery of this Agreement.

         Section 3.2         Capitalization.         The
authorized capitalization of Top 10 consists of 100,000 shares, no par value. As of the date hereof, there are 100 Shares issued and outstanding to the following: David L. Smith, Jr.- 100. All issued and outstanding Top 10 shares have been legally issued, partially paid, are nonassessable and will be fully paid as of May
  , 1998.

         Section 3.3          Subsidiaries.         Top 10 has no
subsidiary companies.

         Section 3.4         Tax Matters; Books & Records

     (a) The books and records, financial and others, of Top 10 are in all material respects complete and correct and have been maintained in accordance with good business accounting practices; and

     (b) Top 10 has no liabilities with respect to the payment of any country, federal, state, county, local or other taxes (including any deficiencies, interest or penalties).

         Section 3.5         Information.         The information
concerning Top 10 as set forth in this Agreement and in the Top 10 Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

         Section 3.6         Absence of Certain Changes or Events.
       Except as described herein or in the Top 10 Schedules, since December 31, 1997:

        (a) Top 10 has not: (i) amended its certificate of incorporation or bylaws; (ii) waived any rights of value which in the aggregate are extraordinary or material considering the business of Top 10; (iii) made any material change in its method of management, operation or accounting;
or (iv) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

        (b) Top 10 has not: (i) granted or agreed to grant any options, warrants or other rights for its certificates, bonds or other corporate securities calling for the issuance thereof, which option, warrant or other right has not been canceled as of the Closing Date; (ii) borrowed or agreed to borrow any funds or incurred or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; and

        (c) to the best knowledge of Top 10, it has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets or condition of Top 10.

         Section 3.7         Title and Related Matters.
Top 10 has good and marketable title to and is the sole and exclusive owner of all of its properties, inventory, interests in properties and assets, real and personal (collectively, the "Assets") which are reflected in the most recent Top 10 balance sheet and the Top 10 Schedules or acquired after that date (except properties, interests in properties and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges or encumbrances. Except as set forth in the Top 10 Schedules, Top 10 owns free and clear of any liens, claims, encumbrances, royalty interests or other restrictions or limitations of any nature whatsoever and all procedures, techniques, marketing plans, business plans, methods of management or other information utilized in connection with Top 10's business. Except as set forth in the Top 10 Schedules, no third party has any right to, and Top 10 had not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names or copyrights which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a materially adverse affect on the business, operations, financial conditions or income of Top 10 or any material portion of its properties, assets or rights.

         Section 3.8         Litigation and Proceedings.
There are no actions, suits or proceedings pending or, to the best of Top 10's knowledge and belief, threatened by or against or affecting Top 10, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that would have a material adverse effect on the business, operations, financial condition, income or business prospects of Top 10. Top 10 does not have any knowledge of any default on its part with respect to any judgement, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

         Section 3.9      Contracts.   On the Closing Date:

        (a) There are no material contracts, agreements, franchises, license agreements, or other commitments to which Top
10 is a party or by which it or any of its properties are bound;

        (b) Top 10 is not a party to any contract, agreement, commitment or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award which materially and adversely affects, or in the future may (as far as Top 10 can now foresee) materially and adversely affect, the business, operations, properties, assets or conditions of Top 10; and

        (c) Top 10 is not a party to any material oral or written: (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension, benefit or retirement plan, agreement or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract or indenture relating to the borrowing of money; (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations, which, in the aggregate exceeds $1,000;
(v) consulting or other contract with an unexpired term of more than one year or providing for payments in excess of $10,000 in the aggregate; (vi) collective bargaining agreement; (vii) contract, agreement, or other commitment involving payments by it for more than $10,000 in the aggregate.

         Section 3.10         No Conflict With Other Instruments.
The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which Top 10 is a party or to which any of its properties or operations are subject.

         Section 3.11         Material Contract Defaults.
To the best of Top 10's knowledge and belief, Top 10 is not in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operations, properties, assets or condition of Top 10, and there is no event of default in any material respect under any such contract, agreement, lease or other commitment in respect of which Top 10 has not taken adequate steps to prevent such a default from occurring.

         Section 3.12         Governmental Authorizations.
To the best of Top 10's knowledge, Top 10 has all licenses, franchises, permits and other governmental authorizations that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by Top 10 of the transactions contemplated hereby.

         Section 3.13         Compliance With Laws and
                              Regulations.

To the best of Top 10's knowledge and belief, Top 10 has complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business; operations, properties, assets or condition of Top 10 or would not result in Top 10's incurring any material liability.

         Section 3.14         Insurance.         All of the
insurable properties of Top 10 are insured for Top 10's benefit in accordance with the insurance policies disclosed in the Top 10
Schedules under valid and enforceable policy or policies containing substantially equivalent coverage and will be outstanding and in full force at the Closing Date.

         Section 3.15         Approval of Agreement.         The
holders of a majority of the Common Voting Shares outstanding of Top 10 have authorized the execution and delivery of the Agreement by Top 10 and have approved the transactions contemplated hereby.

         Section 3.16         Material Transactions or
Affiliations.         As of the Closing Date, there will exist no
material contract, agreement or arrangement between Top 10 and any person who was at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known by Top 10 to own beneficially, ten percent (10%) or more of the issued and outstanding Common Shares of Top 10 and which is to be performed in whole or in part after the date hereof. Top 10 has no commitment, whether written or oral, to lend any funds to, borrow any money from or enter into any other material transactions with, any such affiliated person.

         Section 3.17         Labor Relations.         Top 10 has
never had a work stoppage resulting from labor problems.

         Section 3.18         Top 10 Schedules.         Upon
execution hereof, Top 10 shall deliver to Suffield the following schedules, which are collectively referred to as the "Top 10 Schedules" which are dated the date of this Agreement, all certified by an officer of Top 10 to be complete, true and accurate:

(a) complete and correct copies of the certificate of incorporation, bylaws and amendments thereto of Top 10 as in effect as of the date of this Agreement;

(b) copies of financial statement of Top 10 since incorporation of Top 10 in November, 1997;

(c) copies of income and any other tax returns of Top 10 since incorporation of Top 10 in November, 1997 ;

(d)  all contracts of Top 10 presently in effect;

(e)  Disclosure Statement, and Officers and Directors
Questionnaires, both required for filing Form 211 with the NASD for purposes of applying to the NASDAQ OTC Bulletin Board;

(f) the description of any material adverse change in the business, operations, property, assets, or condition of Top 10 since December 31, 1997 required to be provided pursuant to
Section 2.5; and

(g) any other information, together with any required copies of documents, required to be disclosed in the Top 10 Schedules by Sections 3.1 through 3.17.

         Top 10 shall cause the Top 10 Schedules and the instruments to be delivered to Suffield hereunder to be updated after the date hereof up to and including the Closing Date.

                          ARTICLE IV

            EXCHANGE PROCEDURE AND OTHER CONSIDERATION

         Section 4.1         Share Exchange/Delivery of Top 10
Securities.         On the Closing Date, the holders of Top 10
Common Shares shall deliver to Suffield (i) certificates or other documents evidencing all of the issued and outstanding Top 10
Common Shares, duly endorsed in blank or with executed power attached thereto in transferrable form. On the Closing Date, all previously issued and outstanding Common Shares of Top 10 shall be canceled and all rights in respect thereof shall cease and Suffield shall receive such shares in Top 10, so that Top 10 shall become a wholly owned subsidiary of Suffield. Top 10's legal counsel shall take all appropriate action in North Carolina to confirm such transaction.

         Section 4.2         Issuance of Top 10 Common Shares.

   In exchange for all of the Top 10 Common Shares tendered pursuant to Section 4.1, Suffield shall issue an aggregate of 500,000 "restricted" Suffield Common Shares to David L. Smith, Jr. Such shares shall be "restricted" for two (2) years from issuance.

         Section 4.3 Other Consideration. Top 10 shall receive the following additional consideration:

         (a)  $50,000.00 payable at the Closing Date;


         (b) $17,500.00 per month for an eleven (11) month period commencing ninety (90) days after the Closing Date;

         (c) David L. Smith, Jr. shall have the ability to borrow up to 25% of retained earnings of the surviving corporation in fiscal year 1998 or the first two quarters of fiscal year 1999. Such borrowings shall be secured by his restricted stock received in this transaction at a 75% discount value to market.
Repayment shall be for a two year period at a 5% annual interest rate.

         (d) David L. Smith, Jr. shall be provided with a two (2) year employment agreement by the surviving corporation with the following terms: salary not to exceed $10,000 per month (with not more than a 3% salary increase provided the surviving corporation is profitable by at least twice the amount of the salary increase); quarterly bonus of 30% of net income before income tax of surviving corporation; standard non-competition clause; an option to renew the employment agreement for an additional two year term, upon notice to the surviving company within two months of the end of the current term (provided he is not in default under the employment agreement); and the following management incentives: for fiscal year ending September 30, 1998 (commencing with the date of closing herein) - 100,000 "restricted" shares if the surviving corporation has $1,000,000 in gross revenues; for fiscal year ending September 30, 1999 - (a) 100,000 "restricted" shares if the surviving corporation has $2,000,000 in gross revenues; (b) 100,000 "restricted" shares if the surviving corporation has $400,000 in after tax earnings.

         Section 4.3         Events Prior to Closing.         Upon
execution hereof or as soon thereafter as practical, management of Top 10 and Suffield shall execute, acknowledge and deliver (or shall cause to be executed, acknowledged and delivered) any and all certificates, opinions, financial statements, schedules, agreements, resolutions rulings or other instruments required by this Agreement to be so delivered, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby, subject only to the conditions to Closing referenced hereinbelow.

         Section 4.4         Closing.         The closing
("Closing") of the transactions contemplated by this Agreement shall be on or about May 28, 1998 ("Closing Date").

         Section 4.5         Termination.

              (a)         This Agreement may be terminated by the
board of directors or majority interest of Shareholders of either Suffield or Top 10, respectively, at any time prior to the Closing Date if:

                   (i)         there shall be any action or
    proceeding before any court or any governmental body which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement and which, in the judgement of such board of directors, made in good faith and based on the advice of its legal counsel, makes it inadvisable to proceed with the exchange contemplated by this Agreement; or

                   (ii) any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions.

         In the event of termination pursuant to this paragraph
(a) of this Section 4.5, no obligation, right, or liability shall arise hereunder and each party shall bear all of the expenses incurred by it in connection with the negotiation, drafting and execution of this Agreement and the transactions herein contemplated;

              (b) This Agreement may be terminated at any time prior to the Closing Date by action of the board of directors of Suffield if Top 10 shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Top 10 contained herein shall be inaccurate in any material respect, which noncompliance or inaccuracy is not cured after 20 days written notice thereof is given to Top 10. If this Agreement is terminated pursuant to this paragraph (b) of this Section 4.5, this Agreement shall be of no further force or effect and no obligation, right or liability shall arise hereunder.

         Section 4.6 Directors of Suffield After Acquisition. Upon the Closing, the Board of Directors of Suffield shall be the following: James Lee and David L. Smith, Jr. Each director shall hold office until his successor shall have been duly elected and shall have qualified or until his earlier death, resignation or removal.

         Section 4.7         Officers of Suffield.         Upon
the closing, the following persons shall be elected as officers of Suffield in accordance with procedures set forth in the Suffield bylaws:

     NAME                            OFFICE
     ----                            -------
     David L. Smith, Jr.             President
     James Lee                       Chief Executive
                                     Officer, Secretary and
                                     Treasurer

         Section 4.8 Post Closing Requirements of Surviving Company. Subsequent to closing of this transaction, the surviving company (wholly-owned subsidiary of Suffield) shall undertake the
following:         (i) provide all financial information to James
Lee on a bi-weekly basis; (ii) maintain a separate operating bank accounts in North Carolina (Mr. Smith shall be the sole signatory) and Florida (Mr. Lee shall be the sole signatory; and (iv) provide Mr. Lee with duplicate monthly banking statements. Top 10 and the Top 10 Shareholder shall cooperate fully with Suffield regarding same.

                             ARTICLE V

                         SPECIAL COVENANTS

         Section 5.1         Access to Properties and Records.
   Prior to closing, Top 10 and Suffield will each afford to the officers and authorized representatives of the other full access to the properties, books and records of Top 10, Suffield and as the case may be, in order that each may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other and each will furnish the other with such additional financial and operating data and other information as to the business and properties of Top 10, Suffield and as the case may be, as the other shall from time to time reasonably request.

         Section 5.2         Availability of Rule 144.
Each of the parties acknowledge that the stock of both Suffield and to be issued pursuant to this Agreement will be "restricted securities, " as that term is defined in Rule 144 promulgated pursuant to the Securities Act. Suffield and are under no obligation to register such shares under the Securities Act, or otherwise. The stockholders of Suffield and holding restricted securities of Suffield as of the date of this Agreement and their respective heirs, administrators, personal representatives, successors and assigns, are intended third party beneficiaries of the provisions set forth herein. The covenants set forth in this
Section 5.2 shall survive the Closing and the consummation of the transactions herein contemplated. All "restricted" shares issued in accordance with this Agreement shall be restricted in accordance with Rule 144 for two (2) years from the date of issuance.

         Section 5.3 Special Covenants and Representations Regarding the Top 10 Common Shares to be Issued in the Exchange. The consummation of this Agreement, including the issuance of the Suffield and Common Shares to the Shareholders of Top 10 as contemplated hereby, constitutes the offer and sale of securities under the Securities Act, and applicable state statutes. Such transaction shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes which depend, inter alia, upon the circumstances under which the Top 10 Shareholders acquire such securities.

         Section 5.4         Third Party Consents.         Top 10
and Suffield and agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

         Section 5.5         Actions Prior and Subsequent to
Closing.

              (a)         From and after the date of this
Agreement until the Closing Date and except as set forth in the Top 10 Schedules or as permitted or contemplated by this Agreement, Top 10 will each use its best efforts to:

                   (i)         carry on its business in
substantially the same manner as it has heretofore;

                   (ii)         maintain and keep its properties
in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

                   (iii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

                   (iv)         perform in all material respects
all of its obligations under material contracts, leases and instruments relating to or affecting its assets, properties and business;

                   (v)         maintain and preserve its business
organization intact, to retain its key employees and to maintain its relationship with its material suppliers and customers; and

                   (vi)         fully comply with and perform in
all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations and orders imposed by federal or state governmental authorities.

              (b)         From and after the date of this
Agreement until the Closing Date, Top 10 will not, without the prior consent of Suffield:

                   (i)         except as otherwise specifically
set forth herein, make any change in its articles of incorporation or bylaws;

                   (ii) declare or pay any dividend on its outstanding Common Shares, except as may otherwise be required by law, or effect any stock split or otherwise change its capitalization, except as provided herein;

                   (iii)         enter into or amend any
employment, severance or agreements or arrangements with any directors or officers;

                   (v) grant, confer or award any options, warrants, conversion rights or other rights not existing on the date hereof to acquire any Common Shares; or

                   (vi)         purchase or redeem any Common
Shares.


         Section 5.6         Indemnification.

                   (a)         Top 10 and David L. Smith, Jr.,
individually, hereby agree to indemnify Suffield and each of the officers, agents and directors of Suffield as of the date of execution of this Agreement including, but not limited to James Lee, against any loss, liability, claim, damage or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against and litigation, commenced or threatened or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in this Agreement, including, but not limited to, misrepresentations . The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement; and

                   (b)         Suffield and its officers and
directors hereby agrees to indemnify Top 10 and each of the officers, agents, directors and current shareholders of Top 10 as of the Closing Date against any loss, liability, claim, damage or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in this Agreement and particularly the representation regarding no liabilities referred to in Section 3.4 (b). The indemnification provided for in this Section shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

                          ARTICLE VI

            CONDITIONS PRECEDENT TO OBLIGATIONS OF SUFFIELD

         The obligations of Suffield under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

         Section 6.1         Accuracy of Representations.
The representations and warranties made by Top 10 in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at the Closing Date (except for changes therein permitted by this Agreement), and Top 10 shall have performed or compiled with all covenants and conditions required by this Agreement to be performed or complied with by Top 10 prior to or at the Closing. Suffield and shall be furnished with a certificate, signed by a duly authorized officer of Top 10 and dated the Closing Date, to the foregoing effect.

         Section 6.2         Shareholder Approval.         All of
the Shareholders of Top 10 shall have approved this Agreement and the transactions contemplated herein.

         Section 6.3         Officer's Certificate.
Suffield shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of Top 10 to the effect that: (a) the representations and warranties of Top 10 set forth in the Agreement and in all Exhibits, Schedules and other documents furnished in connection herewith are in all material respects true and correct as if made on the Effective Date; (b) Top 10 has performed all covenants, satisfied all conditions, and complied with all other terms and provisions of this Agreement to be performed, satisfied or complied with by it as of the Effective Date; (c) since such date and other than as previously disclosed to Suffield, and Top 10 have not entered into any material transaction other than transactions which are usual and in the ordinary course if its business; and
(d) No litigation, proceeding, investigation or inquiry is pending or, to the best knowledge of Top 10, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the Top 10 Schedules, by or against Top 10 which might result in any material adverse change in any of the assets, properties, business or operations of Top 10.

         Section 6.4         No Material Adverse Change.
Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations or Top 10.

         Section 6.5         Opinion of Counsel to Top 10.
Suffield shall receive an opinion dated the Closing date of May
28, 1998,  counsel to Top 10, in substantially the following form:

              (a) Top 10 is a corporation duly organized, validly existing, and in good standing under the laws of Virginia and has the corporate power and is duly authorized, qualified, franchised and licensed under all material applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to conduct its business as now conducted, including qualification to do business as a foreign corporation in the states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualifications;

              (b) To the best knowledge of such legal counsel, the execution and delivery by Top 10 of this Agreement and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not conflict with or result in the breach of any term or provision of Top 10's certificate of incorporation or Bylaws or violate any court order, writ, injunction or decree applicable to Top 10, or its properties or assets;

              (c)         All issued and outstanding Share
Certificates are legally issued, fully paid and nonassessable.
Except as set forth in the Top 10 Schedules, to the best knowledge of such legal counsel, there are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating Top 10 to issue any additional Share Certificates.

              (d) This Agreement has been duly and validly authorized, executed and delivered by Top 10;

              (e) To the best knowledge of such legal counsel, except as set forth in the Top 10 Schedules, there are no actions, suits or proceedings pending or threatened by or against or affecting Top 10 or its properties, at laws or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind;

              (f) Top 10 has taken all actions required by the applicable laws of Virginia to permit the acquisition of the outstanding shares of Top 10 into Suffield.

         Section 6.6         Other Items.         Suffield shall
have received such further documents, certificates or instruments relating to the transactions contemplated hereby as Suffield may reasonably request.

                         ARTICLE VII

           CONDITIONS PRECEDENT TO OBLIGATIONS OF TOP 10

         The obligations of Top 10 under this Agreement are subject to the satisfaction, at or before the Closing date
    (unless otherwise indicated herein), of the following conditions:

         Section 7.1         Accuracy of Representations.
The representations and warranties made by Suffield in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and Suffield shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Suffield prior to or at the Closing. Top 10 shall have been furnished with a certificate, signed by a duly authorized executive officer of Suffield and dated the Closing Date, to the foregoing effect.

         Section 7.2         Officer's Certificate.         Top 10
shall be furnished with a certificate dated the Closing date and signed by a duly authorized officer of Suffield to the effect that: (a) the representations and warranties of Suffield set forth in the Agreement and in all Exhibits, Schedules and other documents furnished in connection herewith are in all material respects true and correct as if made on the Effective Date; and
(b) Suffield had performed all covenants, satisfied all conditions, and complied with all other terms and provisions of the Agreement to be performed, satisfied or complied with by it as of the Effective Date.

         Section 7.3         No Material Adverse Change.
Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations or nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of Suffield.

         Section 7.4         Opinion of Counsel to Suffield.
  Top 10 shall receive an opinion dated the Closing Date of Richard I. Anslow & Associates, counsel to Suffield, in substantially the following form:

                   (a)         Suffield is a corporation duly
organized, validly existing, and in good standing under the laws of the state of Florida and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification;

                   (b) To the best knowledge of such legal counsel, the execution and delivery by Suffield of this Agreement and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not conflict with or result in the breach of any term or provision of Suffield's articles of incorporation or bylaws or constitute a default or give rise to a right of termination, cancellation or acceleration under any material mortgage, indenture, deed of trust, license agreement or other obligation or violate any court order, writ, injunction or decree applicable to Suffield or its properties or assets;

                   (c)         The authorized capitalization of
Suffield consists of 50,000,000 shares of Common Stock, par value $0.0001 per share and 10,000,000 shares of Preferred Stock, par value $0.0001 per share. As of the Closing Date, there will be the following issued and outstanding common shares of Suffield:
3,325,000 common shares of which 1,525,000 are "restricted"
shares.   In addition, in accordance with the terms of this
Agreement, the Top 10 Shareholder shall obtain 500,000 Suffield "restricted" common shares under Rule 144, restricted for a two
(2) year period.

          There are no Preferred Shares issued and outstanding.
All issued and outstanding shares are legally issued, fully paid and nonassessable and issued in violation of the preemptive rights of any person;

                   (d)         The Suffield Common Shares to be
issued to the Top 10 Shareholders pursuant to the terms of this Agreement will be, when issued in accordance with the terms hereof, legally issued, fully paid and non-assessable;

                   (e)         This Agreement has been duly and
validly authorized, executed, and delivered and constitutes the legal and binding obligation of Suffield, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

                   (f)         To the best knowledge of such
    counsel, there are no actions, suits or proceedings pending or threatened by or against Suffield or affecting
Suffield's properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind; and

                   (g)         Suffield has taken all actions
required by the applicable laws of the state of Florida to permit the issuance of the Suffield Common Shares to the Top 10
Shareholder.

                           ARTICLE VIII

                           MISCELLANEOUS

         Section 8.1         Brokers and Finders.         Each
party hereto hereby represents and warrants that it is under no obligation, express or implied, to pay certain finders in connection with the bringing of the parties together in the negotiation, execution, or consummation of this Agreement. The parties each agree to indemnify the other against any claim by any third person not listed in Schedule 7.1 for any commission, brokerage or finder's fee or other payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

         Section 8.2         Law,  Forum and Jurisdiction.
This Agreement shall be construed and interpreted in accordance with the laws of the State of New York, United States of America.

         Section 8.3         Notices.         Any notices or other
communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram addressed as follows:

         If to Suffield and :     Richard I. Anslow & Associates
                                  4255 Route 9, Suite D
                                  Freehold, New Jersey 07728

         If to Top 10:     Outten, Barrett, Burr & Sharrett, P.C.
                           314 South Main Street
                           P.O. Box 232
                           Emporia, Virginia 23847

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have given as of the date so delivered, mailed or telegraphed.

         Section 8.4         Attorneys' Fees.         In the event
that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parities shall reimburse the non-breaching party or parties for all costs, including reasonable attorneys' fee, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

         Section 8.5         Confidentiality.         Each party
hereto agrees with the other parties that, unless and until the reorganization contemplated by this Agreement has been consummated, they and their representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not used such data or information or disclose the same to others, except:
(i) to the extent such data is a matter of public knowledge or is required by law to be published; and (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.

         Section 8.6         Schedules; Knowledge.         Each
party is presumed to have full knowledge of all information set forth in the other party's schedules delivered pursuant to this Agreement.

         Section 8.7         Third Party Beneficiaries.
This contract is solely among Top 10, Top 10 Shareholders and Suffield and except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

         Section 8.8         Entire Agreement.         This
Agreement represents the entire agreement between the parties relating to the subject matter hereof. This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understanding, agreements, representations or warranties, written or oral, except a set forth herein. This Agreement may not be amended or modified, except by a written agreement signed by all parties hereto.

         Section 8.9         Survival; Termination.         The
representations, warranties and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for 18 months.

         Section 8.10         Counterparts.         This
Agreements may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

         Section 8.11          Amendment or Waiver.         Every
right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

         Section 8.12         Incorporation of Recitals.
All of the recitals hereof are incorporated by this reference and are made a part hereof as though set forth at length herein.

         Section 8.13         Expenses.         Each party herein
shall bear all of their respective cost s and expenses incurred in connection with the negotiation of this Agreement and in the consummation of the transactions provided for herein and the preparation thereof.

         Section 8.14         Headings; Context.         The
headings of the sections and paragraphs contained in this Agreement are for convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meaning of this Agreement.

         Section 8.15         Benefit.         This Agreement
shall be binding upon and shall insure only to the benefit of the parties hereto, and their permitted assigns hereunder. This Agreement shall not be assigned by any party without the prior written consent of the other party.

         Section 8.16         Public Announcements.         Except
as may be required by law, neither party shall make any public announcement or filing with respect to the transactions provided for herein without the prior consent of the other party hereto.

         Section 8.17         Severability.         In the event
that any particular provision or provisions of this Agreement or the other agreements contained herein shall for any reason hereafter be determined to be unenforceable, or in violation of any law, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of such agreements, which shall continue in full force and effect and be binding upon the respective parties hereto.

         Section 8.18         Failure of Conditions; Termination.
      In the event of any of the conditions specified in this Agreement shall not be fulfilled on or before the Closing Date, either of the parties have the right either to proceed or, upon prompt written notice to the other, to terminate and rescind this Agreement without liability to any other party. The election to proceed shall not affect the right of such electing party reasonably to require the other party to continue to use its efforts to fulfill the unmet conditions.

         Section 8.19         No Strict Construction.         The
language of this Agreement shall be construed as a whole, according to its fair meaning and intendment, and not strictly for or against wither party hereto, regardless of who drafted or was principally responsible for drafting the Agreement or terms or conditions hereof.

         Section 8.20         Execution Knowing and Voluntary.
   In executing this Agreement, the parties severally acknowledge and represent that each: (a) has fully and carefully read and considered this Agreement; (b) has been or has had the opportunity to be fully apprized of its attorneys of the legal effect and meaning of this document and all terms and conditions hereof; and (c) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind.

         IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, and entered into as of the date first above written.
                                      SUFFIELD TECHNOLOGIES CORP.
ATTEST:
/s/ James Lee
---------------------------      By: /s/ James Lee
                                     ----------------------------
James Lee, Secretary                 James Lee, President

ATTEST:                               TOP 10 PROMOTIONS, INC.
/s/ David L. Smith, Jr.              /s/ David L. Smith, Jr.
---------------------------      By:-----------------------------
David L. Smith, Jr., Secretary     David L. Smith, Jr., President

TOP 10 SHAREHOLDER:
WITNESS:
/s/ David L. Smith, Jr.
---------------------------
DAVID L. SMITH, JR.

                           EXHIBIT "A"
                   ------------------------
                 LIST OF TOP 10 SHAREHOLDERS *
                   ------------------------
         Name                                  % of Shares
         --------                              ------------
        DAVID L. SMITH, JR.                       100%

        TOTAL                                     100%
                                                  ------------
                                                  ------------

EXHIBIT 10.3
                   ARTICLES OF MERGER
                            OF
                TOP 10 PROMOTIONS,  INC.
                            AND
                ROANOKE TECHNOLOGY CORP.
         (formerly known as Suffield Technologies Corp.)

To the State Corporation Commission
Commonwealth of Virginia

    Pursuant to the provisions of the Virginia Stock Corporation Act governing the merger of a domestic corporation authorized by law to issue shares with and into a foreign corporation authorized by law to issue shares, the corporations hereinafter named do hereby submit the following articles of merger.

1. The names of merging corporation are Top 10 Promotions, Inc., which is a corporation authorized by law to issue shares, organized under the laws of the Commonwealth of Virginia and Roanoke Technology Corp. , which is a corporation authorized by law to issue shares, organized under the laws of the State of Florida.

2. Annexed hereto and made a part hereof is the Plan of Merger for merging Top 10 Promotions, Inc. with and into Roanoke
    Technology Corp. as approved by resolution of the Board of Directors of each of said corporations.

3. The Plan of Merger was adopted by the unanimous written consent of the shareholders of Top 10 Promotions, Inc.
    pursuant to the provisions of Section 13.1-657 of the Virginia Stock Corporation Act.

    The total number of votes cast for the Plan of Merger by said voting group is 100 and the total number of shares cast against the Plan of Merger is -0-.
    The number of votes cast for the Plan of Merger by said voting group was sufficient for approval by the said voting group.

4. The laws of the jurisdiction of organization of Roanoke Technology Corp. permit the merger of a corporation authorized by law to issue shares of another jurisdiction with and into a corporation authorized by law to issue shares of the jurisdiction of organization of Roanoke Technology Corp.; and the merger of Top 10 Promotions, Inc. with and into Roanoke Technology Corp. is in compliance with the laws of the jurisdiction of organization of Roanoke Technology Corp.

5. Roanoke Technology Corp. does hereby appoint the Clerk of the State Corporation Commission of the Commonwealth of Virginia as its agent for service of process in a proceeding to enforce any obligation or the rights of dissenting shareholders of Top 10 Promotions, and does hereby agree that it will promptly pay to the dissenting shareholders of Top 10 Promotions, Inc. the amount, if any, to which they are entitled under the provisions of
    Article 15 of the Virginia Stock Corporation Act.

                  Roanoke Technology Corp.
        (formerly known as Suffield Technologies Corp.)
                  By: /s/ James Lee
                  --------------------------------
                          JAMES LEE
                          PRESIDENT

Executed on June 12, 1998

                  Top 10 Promotions, Inc.
                  By: /s/ David L. Smith, Jr.
                  -----------------------------------
                          DAVID L. SMITH, JR.
                          PRESIDENT

Executed on June 12, 1998

    PLAN OF MERGER approved on May 28, 1998 by Top 10 Promotions, Inc. a corporation authorized by law to issue shares organized under the laws of the Commonwealth of Virginia , and by resolution adopted by its Board of Directors on said date, and approved on May 28, 1998 by Roanoke Technology Corp. (formerly known as Suffield Technologies Corp.), a corporation authorized by law to issue shares organized under the laws of the State of Florida and by resolution adopted by its Board of Directors of said date.

1. Top 10 Promotions, Inc. and Roanoke Technology Corp. shall, pursuant to the provisions of the Virginia Stock Corporation Act and the provisions of the Florida Business Corporation Act be merged with and into a single corporation, to wit, Roanoke Technology Corp., which shall be the surviving corporation at the effective time and date of the merger and which is sometimes hereinafter referred to as the "surviving corporation", and which shall continue to exist as said surviving corporation under its present name pursuant to the provisions of the Florida Business Corporation Act. The separate existence of Top 10
    Promotions, Inc. which is sometimes hereinafter referred to as the "terminating corporation", shall cease at the effective time and date of the merger in accordance with the provisions of the Virginia Stock Corporation Act.

2. The Certificate of Incorporation of the surviving corporation at the effective time and date of the merger in the jurisdiction of its organization shall be the Certificate of Incorporation of said surviving corporation, and said Certificate of Incorporation shall continue in full force and effect until amended and changed in the manner prescribed by the provisions of the Florida Business Corporation Act.

3. The present bylaws of the surviving corporation will be the bylaws of said surviving corporation and will continue in full force and effect until changed, altered, or amended as therein provided and in the manner prescribed by the provisions of the Florida Business Corporation Act.

4. The directors and officers in office of the surviving corporation at the effective time and date of the merger shall be the members of the first Board of Directors and the first officers of the surviving corporation, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the bylaws of the surviving corporation.

5. Each issued share of the terminating corporation immediately prior to the effective time and date of the merger shall, at the effective time and date of the merger, be converted into shares of the surviving corporation. The issued shares of the surviving corporation shall not be converted or exchanged in any manner, but each said share which is issued when the merger becomes effective shall continue to represent one issued share of the surviving corporation.

6. In the event that the merger of the terminating corporation with and into the surviving corporation shall have been fully authorized in accordance with the provisions of the Virginia Stock Corporation Act and in accordance with the provisions of the Florida Business Corporation Act, the terminating corporation and the surviving corporation hereby stipulate that they will cause to be executed and filed and/or recorded any documents or documents prescribed by the laws of the Commonwealth of Virginia and the State of Florida, and that they will cause to be performed all necessary acts therein and elsewhere to effectuate the merger.

7. The Board of Directors and the proper officers of the terminating corporation and of the surviving corporation, respectively, are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file and/or record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Plan of Merger or of the merger herein provided for.

               ROANOKE TECHNOLOGY CORPORATION
            Financial Statements Table of Contents
           For The Six Months Ended, April 30, 1999

FINANCIAL STATEMENTS                              Page #
---------------------                             --------
   Independent Auditor's Report                       1
   Balance Sheet                                      2 - 3
   Statement of Income                                4
   Statement of Capital Surplus                       5
   Cash Flow Statement                                6
   Notes to the Financial Statements                  7-16

                   ROANOKE TECHNOLOGY
                       CORPORATION
                  FINANCIAL STATEMENTS
           FOR THE SIX MONTHS ENDED APRIL 30, 1999
                    TOGETHER WITH
               INDEPENDENT AUDITOR'S REPORT
     INDEPENDENT AUDITOR'S REPORT ON FINANCIAL STATEMENTS
     ----------------------------------------------------

To the Board of Directors and Stockholders
Roanoke Technology Corporation
Roanoke Rapids, North Carolina

We have audited the accompanying balance sheet of Roanoke Technology Corporation, as of April 30, 1999, and the related statements of income, retained earnings and cash flows for the six months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Roanoke Technology Corporation, as of April 30, 1999 and the results of its operations and its cash flows for the six months then ended in conformity with generally accepted accounting principles.

                           Varma and Associates
                           Certified Public Accountants
                           May 19, 1999

                   ROANOKE TECHNOLOGY CORPORATION
                         BALANCE SHEET
                       As of April 30, 1999
                             ASSETS
                             ------

CURRENT ASSETS
--------------
     Cash                                      $  119,811
     Employee advances                                800
     Deferred tax asset                            48,791
                                               ----------
     Total Current Assets                            169,402       $  169,402
PROPERTY AND EQUIPMENT
-----------------------
     Equipment and leasehold improvements         105,966
     Less: accumulated depreciation                 8,639
                                                  -------
     Total Property and Equipment                  97,327       97,327
OTHER ASSETS
------------
     Organization costs                             1,000
     Goodwill                                      19,614
     Capitalized software costs                   622,000
     Less: accumulated amortization                11,274
                                                  -------
     Net tangibles                                631,340
     Deposits                                       1,500
     Stockholder loan                              62,324
                                                  -------
     Total Other Assets                           695,164     695,164
                                                              -------
            TOTAL ASSETS                                 $    961,893
                                                         ------------
                                                         ------------
                  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
     Accounts payable and accrued expenses    $    25,091
     Current maturity of long-term debt            8,571
     Credit cards payable                          3,284
                                                   -----
            Total current liabilities             36,946      36,946
LONG TERM LIABILITIES
---------------------
    Long term debt                                 15,721
    Less: current portion                           8,571
                                                   ------
            Total long term liabilities             7,150       7,150
                                                                -----
            TOTAL LIABILITIES                                  44,096
           STOCKHOLDERS' EQUITY
           ---------------------
STOCKHOLDERS' EQUITY
--------------------
Common stock - $.0001 par value; 50,000,000 shares
authorized; 9,000,000 issued and outstanding         900
Additional paid-in capital                     1,221,228
Retained earnings                               <304,331>
                                               ----------
          Total stockholders' equity             917,797      917,797
                                                              -------
            TOTAL LIABILITIES AND EQUITY                   $  961,893
                                                           ----------
                                                           ----------
PLEASE READ AUDITOR'S REPORT

                     ROANOKE TECHNOLOGY CORPORATION
                         STATEMENT OF INCOME
                For the Six Months Ended April 30, 1999

REVENUE
-------
    Sales                                    $   452,450
    Cost of sales                                292,221
                                             -----------
GROSS PROFIT                                     160,229   $  160,229
------------
GENERAL AND ADMINISTRATIVE EXPENSES
-----------------------------------
     Advertising                                   4,078
     Bank charges                                    196
     Dues and subscriptions                        1,357
     Insurance                                     5,038
     Legal and accounting                         38,492
     Meals and entertainment                       4,036
     Office salaries and expense                  34,361
     Rent                                         13,750
     Salaries - officers                         230,967
     Repairs and maintenance                       1,436
     Travel                                        7,363
                                                 -------

      Total general and administrative expenses  341,074     341,074
                                                             -------
INCOME (LOSS) FROM OPERATION                                (180,845)
----------------------------
OTHER INCOME AND (EXPENSE)
--------------------------
     Depreciation and amortization expense       (23,472)
     Interest expense                             (1,609)
                                                 --------
      Total other income and expense             (25,081)    (25,081)
                                                             --------
INCOME (LOSS) BEFORE TAX BENEFIT                            (205,926)
--------------------------------
     Tax benefit                                              27,971
                                                            ---------
NET INCOME (LOSS)                                          $(177,955)
                                                           ----------
                                                           ----------

PLEASE READ AUDITOR'S REPORT

                   ROANOKE TECHNOLOGY CORPORATION
                     STATEMENT OF CAPITAL SURPLUS
                         As of April 30, 1999
                               COMMON STOCK       ADDITIONAL
                                                  PAID
                               SHARES   AMOUNT    CAPITAL    DEFECIT    TOTAL
                               ----------------------------------------------
Issuance of common stock       3,825,000 $  383   $148,593   $  -    $148,976
Net loss for the year                                       (126,376)(126,376)
                               -----------------------------------------------
Balance at October 31, 1998    3,825,000 $  383   $148,593 $(126,376)$148,976
Officer Compensation             750,000     75    149,925            150,000
Asset acquisition                999,111     99    629,901            630,000
Issuance of common stock       3,425,889    343    292,809            293,152
Net loss for the year                                       (177,955)(177,955)
                               ----------------------------------------------
Balance at April 30, 1999      9,000,000   $900 $1,221,228$(304,331)$ 917,797
PLEASE READ AUDITOR'S REPORT

                   ROANOKE TECHNOLOGY CORPORATION
                     STATEMENT OF CASH FLOWS
               For the Six Months Ending April 30, 1999

CASH FLOWS FROM OPERATING ACTIVITIES
------------------------------------
  Net income (loss)                                               $(177,955)
  Adjustments to reconcile net income to net cash
  provided by  (used in) operating activities:
  Depreciation and amortization                   $    23,472
  Stock based compensation                            150,000
  (Increase) decrease in deferred tax asset           (27,971)
  (Increase) decrease in employee advance                 200
  Increase (decrease) in deposits                      (1,500)
  Increase (decrease) in payables for expense          20,991
                                                  ------------
        Total adjustments to net income               165,192       165,192
                                                                    -------
  Net cash provided by (used in) operating activities               (12,763)
CASH FLOWS FROM INVESTING ACTIVITIES
-------------------------------------
  Capital expenditures on equipment                   (60,201)
  Loan to Stockholder                                 (62,324)
                                                      --------
 Net cash flows provided by (used in) invest         (122,525)     (122,525)
CASH FLOWS FROM FINANCING ACTIVITIES
------------------------------------
 Proceeds from issuance of common stock               232,500
 Increase in long term debt created                     8,804
                                                      -------
 Net cash provided by (used in) financing activities  241,304       241,304
                                                                    -------
CASH RECONCILIATION
--------------------
 Net increase (decrease) in cash                                    106,016
 Cash at beginning of year                                           13,795
                                                                    --------

CASH BALANCE AT END OF YEAR                                       $ 119,811
                                                                  ---------
                                                                  ---------
PLEASE READ AUDITOR'S REPORT

                ROANOKE TECHNOLOGY CORPORATION
              NOTES TO THE FINANCIAL STATEMENTS
             -------------------------------------
                      (See Audit Report)

1. Summary of significant accounting policies:
   -------------------------------------------
Industry   Roanoke Technology Corporation (The Company) was
--------
incorporated December 11, 1997 as Suffield Technologies Corp., its
original name, under the laws of the State of Florida.   The
Company is headquartered in Roanoke Rapids, North Carolina and does business as Top-10 Promotions, Inc. The Company is engaged in the design, development, production, and marketing of technology to provide enhanced internet marketing capabilities.

Revenue Recognition and Service Warranty   Revenues resulting from
----------------------------------------
technology consulting services is recognized as such services are performed and paid. Services are paid for in advance of the service being performed. The services performed are completed by a software program leaving the time when a service is paid for and the time the service is performed immaterial. The Company has no extended maintenance contracts and warrants its consulting services to meet the consulting service contract guarantee. No provision for estimated future costs relating warranties have been made as these costs have been historically immaterial.

Cash and Cash Equivalents   The Company considers cash on hand and
-------------------------
amounts on deposit with financial institutions which have original maturities of three months or less to be cash and cash equivalents.

Short-Term Investments   Short-term investments ordinarily consist
----------------------
of short-term debt securities acquired with cash not immediately needed in operations. Such amounts have maturities of less than one year.

Basis of Accounting- The Company's financial statements are
-------------------
prepared in accordance with generally accepted accounting principles. Specific to computer software costs, The Company capitalizes and amortizes these costs as guided by Financial Accounting Standard 86. All costs associated with software development are expensed as Research and Development costs until such time as technological feasibility has been established, after which material software development costs are capitalized and amortized over the estimated time of benefit.

Property and Equipment   Property and equipment are recorded at
----------------------
cost. Depreciation is computed using the straight-line method over the estimated useful lives of the various classes of assets as follows:

Machinery and equipment            2 to 10 years
Furniture and fixtures             5 to 10 years

               ROANOKE TECHNOLOGY CORPORATION
              NOTES TO THE FINANCIAL STATEMENTS
              ---------------------------------
                      (See Audit Report)

1. Summary of significant accounting policies   continued:
   ------------------------------------------
Leasehold improvements are amortized on the straight-line basis over the lessor of the life of the asset or the term of the lease. Maintenance and repairs, as incurred, are charged to expenses; betterments and renewals are capitalized in plant and equipment accounts. Cost and accumulated depreciation applicable to items replaced or retired are eliminated from the related accounts; gain or loss on the disposition thereof is included as income.

Intangibles   Goodwill represents the excess of purchase price
-----------
over the fair value of business acquired and is amortized on a straight-line basis over 5 years.
Other acquired intangibles principally include core technology in the form of software programs and are amortized over their estimated lives of primarily 3 to 5 years., existing Organization costs are being amortized by the straight-line method over 5 years. Goodwill is being amortized by the straight-line method. Software development costs incurred in the development of products after technological feasibility is attained are capitalized and amortized using the straight-line method over the estimated economic lives of the related products, not to exceed 3 years.
The Company considers technological feasibility to be established when the Company has completed all planning, designing, coding and testing activities as are necessary to establish design specifications including function, features and technological performance requirements. Capitalization of product design costs ceases and amortization of such costs begins when a product or technology is available for general release to customers for use by The Company.

Research and Development   Research and development costs incurred
------------------------
in the discovery of new knowledge and the resulting translation of this new knowledge into plans and designs for new products, prior to the attainment of the related products' technological feasibility, are recorded as expenses in the period incurred.

Income Taxes   The Company utilizes the asset and liability method
------------
to measure and record deferred income tax assets and liabilities. Deferred tax assets and liabilities reflect the future income tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates that apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

               ROANOKE TECHNOLOGY CORPORATION
              NOTES TO THE FINANCIAL STATEMENTS
              ---------------------------------
                    (See Audit Report)

1. Summary of significant accounting policies   continued:
   ------------------------------------------

Fair Value of Financial Instruments   The Company's financial
-----------------------------------
instruments include cash and cash equivalents, short-term investments, accounts receivable, accounts payable and liabilities to banks and shareholders. The carrying amount of long-term debt to banks approximates fair value based on interest rates that are currently available to The Company for issuance of debt with similar terms and remaining maturaties. The carrying amounts of other financial instruments approximate their fair value because of short-term maturities.

Earnings Per Share   Basic earnings per share ("EPS") is computed
------------------
by dividing earnings available to common shareholders by the weighted-average number of common shares outstanding for the period as required by the Financial Accounting Standards Board
(FASB) under Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Shares". Diluted EPS reflects the potential dilution of securities that could share in the earnings. Basic Earnings per Share for the period was a loss of $.027 per share.

Concentrations of Credit Risk   Financial instruments which
-----------------------------
potentially expose The Company to concentrations of credit risk consist principally of operating demand deposit accounts. The Company's policy is to place its operating demand deposit accounts with high credit quality financial institutions.
No customer represented 10 % or more of The Company's total sales as of the current reporting period.

Stock-Based Compensation   In accordance with the recommendations
------------------------
in SFAS No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123"), The Company's management has accounted for the stock bonus of 750,000 shares of restricted stock given to the President of the company as compensation. The bonus was accounted for in the current period in order to match the compensation expense with the time in which it was earned. In accordance with the tax accounting, the compensation will not be deductible until the President sells those shares. The shares are restricted from sale for a period of two years from the date of issuance.

Recently Adopted Accounting Standards   In June 1997, the FASB
-------------------------------------
issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130") effective for fiscal years beginning after December 15, 1997. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a statement that is displayed with the same prominence as other financial statements. SFAS No. 130 does not require a specific format for that financial statement but requires that an entity display an amount representing total comprehensive income for the period in that statement.

                ROANOKE TECHNOLOGY CORPORATION
               NOTES TO THE FINANCIAL STATEMENTS
               ---------------------------------
                      (See Audit Report)

1. Summary of significant accounting policies   continued:
   ------------------------------------------

SFAS No. 130 requires that an entity classify items of other comprehensive income by their nature in a financial statement.
For example, other comprehensive income may include foreign currency and unrealized gains and losses on certain investments in debt and equity securities. In addition, the accumulated balance of other comprehensive income must be displayed separately from retained earnings and additional paid in capital in the equity section of a statement of financial position. The Company adopted this accounting standard at inception as required.
In October 1997 the American Institute of Certified Public Accountants issued Statement of position 97-2, "Software Revenue Recognition" (SOP 97-2). SOP 97-2 provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions and is effective for transactions entered into in fiscal years beginning after December 15, 1997. The Company adopted SOP 97-2 at inception as required. Adoption of this SOP 97-2 did not have a material effect on the financial statements.

In February 1997, the FASB issued SFAS No. 132, "Employer's Disclosure about Pensions and Other Postretirement Benefits" ("SFAS No. 132"), effective for fiscal years beginning after December 15, 1997. SFAS 132 revises employer disclosures about pension and other postretirment benefit plans. It does not change the measurement or recognition of those plans. This statement standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis and eliminates certain disclosures. Adoption of SFAS 132 did not have a material impact on the financial statements.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", effective for fiscal years beginning after June 15, 1999. SFAS 133 requires companies to record derivatives on the balance sheet as assets and liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The Company's management believes that adoption of SFAS 133 will not have a material impact on the financial statements.

2. Related Party Transactions and Going Concern:
   --------------------------------------------
The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

               ROANOKE TECHNOLOGY CORPORATION
              NOTES TO THE FINANCIAL STATEMENTS
              ---------------------------------
                    (See Audit Report)

2. Related Party Transactions and Going Concern   continued:
   --------------------------------------------
The Company has suffered losses from operations and may require additional capital to continue as a going concern as The Company develops its market. Management believes The Company will continue as a going concern and is actively marketing its products and services which would enable The Company to meet its obligations and provide additional funds for continued new product development. In addition, management is currently negotiating several additional contracts for its services and products. Management is also embarking on other strategic initiatives to expand its business opportunities. However, there can be no assurance these activities will be successful.
The President of The Company draws from a stockholders loan account. The account has been set up to monitor draws in coordination with the employment contract and incentive commitment as defined in footnote number 11. There is no interest charged on the account. The Company's management plans to clear the account by this fiscal year end.

3. Accounts Receivable and Customer Deposits:
   -----------------------------------------
Accounts receivable historically has been immaterial as The
Company's policy is to have the software that it sells paid for in advance. As of the balance sheet date there were no deposits paid in advance.

4. Use of Estimates:
   -----------------
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

5. Revenue and Cost Recognition:
   -----------------------------
The Company uses the accrual basis of accounting for financial statement reporting. Revenues are recognized when products are shipped and expenses realized when obligations are incurred.

6. Accounts Payable and accrued expenses:
   --------------------------------------
Accounts payable and accrued expenses consist of trade payables and accrued payroll and payroll taxes created from normal operations of the business.

              ROANOKE TECHNOLOGY CORPORATION
            NOTES TO THE FINANCIAL STATEMENTS
            ---------------------------------
                   (See Audit Report)

7. Long - Term Debt   continued:
   ----------------
Long   term debt consists of:
Note payable to a finance company which bears interest at 16.53%. The note is collateralized by equipment and requires that monthly payments of $197 be made through the maturity date of June, 2003. Capital Lease with a finance company which bears an interest rate of 13.61%. The lease is collateralized by equipment and requires that monthly payments of $534 be made through the maturity date of April, 2002.

Aggregate maturities of long   term debt over the next five years
are as follows:

              YEAR                            AMOUNT
              ----                            ----------
              2000                            $   8,571
              2001                                5,215
              2002                                5,951

8. Operating Lease Agreements:
   --------------------------
The Company rents office space with monthly payments of $2,500. The lease term for this space is ninety months beginning on May 1, 1999 and ending on November 1, 2006.
The Company also rents a house for the convenience of Company employees that are relocating to the area and out of town business guests. The house also serves as a satellite office as added security for computer system continuation in the event that the main office should encounter problems with their system. The house has monthly payments of $1,200. The lease term is eighteen months beginning March 1, 1999 and ending on August 31, 2001.
The Company also leases its phone systems, internet lines and various equipment . The lease terms range from month to month leases to leases with a term of sixty months. All long - term leases include an upgrade clause of which management intends to upgrade technology when available. For this reason, The Company considers all of these types of lease arrangements as operating. Currently the lease costs are at $33,800 per year and shown as part of cost of sales.

                 ROANOKE TECHNOLOGY CORPORATION
               NOTES TO THE FINANCIAL STATEMENTS
               ---------------------------------
                       (See Audit Report)

9. Stockholders' Equity:
   ---------------------
   Preferred Stock
   ---------------
The Company has been authorized 10,000,000 shares of preferred stock at $.0001 par value. As of January 31, 1999, none of these shares had been issued and the limitations, rights, and preferences were yet to be determined by the Board of Directors.

Common Stock
------------
During the period ending October 1998, the Board of Directors issued 1,525,000 shares of restricted common stock to The Company's officer's, and legal counsel in exchange for services, and issued 500,000 shares of restricted common stock in the acquisition of Top-10 Promotions, Inc.
In addition to the restricted shares issued, The Company sold common stock through two separate private offerings during the period. In the initial offering 800,000 shares were sold each at a price of $0.025. In the second offering 1,000,000 shares were sold each at a price of $0.05.

On October 15, 1998, the majority shareholders of The Company
undertook a Regulation   D, Rule 504, offering whereby it sold
2,000,000 shares of common stock, $.0001 par value per share or an aggregate of $200,000. In addition, each investor in the offering received an option to purchase, for a twelve month period commencing on the date of this offering, an additional one share of The Company at $1.00 per share for each eight (8) shares purchased in the original offering (or $250,000). In addition, each investor received an option to purchase for an eighteen month period commencing on the date of this offering an additional one (1) share of The Company for each 8.88 shares previously purchased at $2.00 per share or an aggregate of 225,000 shares (or $450,000).

The Company also approved of the investment by Arthur Harrison & Associates in the offering provided that such investment in The Company was in lieu of monies owed to Arthur Harrison & Associates by The Company for two (2) promissory notes dated September 22, 1998 and October 10, 1998. Further more, Arthur Harrison & Associates agreed to waive its rights to any interest on promissory notes.

10. Acquisitions:
    -------------
On March 30, 1999 The Company acquired the assets of Offshore Software Development Ltd. ("Offshore") in an exchange of assets for 999,111 shares of The Company issued to offshore shareholders. The Company's management has valued the transaction at $630,000.

                 ROANOKE TECHNOLOGY CORPORATION
                NOTES TO THE FINANCIAL STATEMENTS
                ---------------------------------
                      (See Audit Report)

10. Acquisitions - continued:
    ------------
As of the balance sheet date and the date of the audit the assets of Offshore were in transport to the North Carolina office of The Company. The assets consist of four computers and the rights to the program code for two software products that are intended to enhance The Company's ability to market and increase the speed of computer operations.

Effective May 29, 1998, The Company acquired all the outstanding common stock of Top-10 Promotions, Inc., consisting of 100 shares, effective. These shares were redeemed and cancelled. The shares of Top-10 Promotions, Inc. were acquired in exchange for 500,000 "restricted" shares of The Company's common stock issued to David Smith, the sole shareholder of Top-10 Promotions, Inc. This transaction has been accounted for using the purchase method of accounting. The operations of Top-10 Promotions, Inc., as of the prior fiscal year, have been included as The Company's. Simultaneous with the acquisition, The Company purchased all of the remaining authorized shares of Top-10 Promotions, Inc. for $50,000 payable at closing and
$17,500 per month payable over an eleven month period. Also, the former owner of Top-10 Promotions, Inc. was given the right to borrow up to 25% of retained earnings of Roanoke Technologies Corporation in fiscal year 1998 or the first two quarters of fiscal 1999. Such borrowings shall be secured by his restricted stock received in the acquisition at a 75% discount value to market. Repayment shall be for a two-year period at a 5% annual interest rate. The Company also entered into an employment contract with the former owner of Top-10 Promotions.

11. Employment Contract and Incentive Commitments:
    ----------------------------------------------
The Company has entered into a two year employment contract with the former owner of Top-10 Promotions. The contract provides for: salary not to exceed $10,000 per month (with not more than a 3% salary increase provided The Company is profitable by at least twice the amount of the salary increase); quarterly bonus of 30% of the net income before income tax of The Company; standard non-competition clause; an option to renew the employment agreement for an additional two year term (provided he is not in default under the employment agreement); and the following management incentives: for fiscal year ending September 30, 1999 (a) 100,000
"restricted" shares if the surviving corporation has $2 million in gross revenues; (b) 100,000 "restricted" shares if The Company has $400,000 in after tax earnings.

               ROANOKE TECHNOLOGY CORPORATION
              NOTES TO THE FINANCIAL STATEMENTS
              ---------------------------------
                     (See Audit Report)

11. Employment Contract and Incentive Commitments   continued:
    ---------------------------------------------
At November 1, 1998 The Company's management approved the issuance of 750,000 shares of restricted common shares of The Company to the former owner of Top-10 Promotions for attaining gross revenues in excess $200,000.00 or more in sales for the first three month period of 1999. The shares have been issued and management values the compensation at $150,000 in accordance with FAS No. 123. The Company's management has elected the treatment of stock compensation under FAS No. 123 rather than disclosing pro-forma results of this transaction and accounting for the transaction under APB-25 as required by public companies.

The Company has entered into an employment agreement with The Company's Director of Operations on March 1, 1999. The agreement calls for a contract period of four years upon which The Director will be paid an annual salary of $60,000 with standard company commissions and bonuses. The salary will adjust to $80,000 at June 4th 1999. In addition the director's salary shall increase to $100,000 at the time The Company's gross revenues exceed $1,000,000 during any twelve month period and $120,000 once The Company's gross revenues exceed $2,000,000 during any twelve month period. Upon the director's salary increasing to $80,000 or above, the director shall no longer be entitled to commissions and bonuses.

In addition to the above mentioned, the director will be granted stock options in The Company at an exercise price of $1.00 per share of common stock in the amount of 50,000 shares per year for a four year period. Such shares will be restricted for a two year period from the date of issuance. Other conditions are included in this employment agreement, but remain immaterial to the financial statements.

12. Payroll Taxes Payable and Deferred Tax Assets and Liabilities:
    -------------------------------------------------------------
The Company accrues payroll and income taxes. The Company, currently a C-Corporation, accounts for income taxes in accordance with Statements on Financial Accounting Standards 109. Management is reasonably assured of The Company's ability to use its tax benefits in the future. As of April 30, 1999, The Company had a deferred tax assets in the amount of $48,791 that is derived from a net operating tax loss carryforward. The deferred tax assets will expire during the years ending October 31, 2018 and 2019 in the amounts of $20,820 and $15,471 respectively. The Company also has a deferred tax asset related to officer compensation in the amount of $22,500. It is uncertain as to when this compensation will be deductible as it can only be deducted for tax purposes when the officer sells those shares.

                ROANOKE TECHNOLOGY CORPORATION
               NOTES TO THE FINANCIAL STATEMENTS
               ---------------------------------
                      (See Audit Report)

13. Required Cash Flow Disclosure for Interest and Taxes Paid:
    ---------------------------------------------------------
The Company paid interest in the amount of $1,609 during the six months ending April 30, 1999. The Company at April 30, 1999 has no income tax payments due and did not pay any income tax amounts during the period ending April 30, 1999.
Non-cash transactions included $150,000 in stock based employee compensation, the $630,000 acquisition of the assets of Offshore Software Development Ltd. For stock in The Company and the retirement of $146,480 of note payables.

14. Contingent Liabilities:
    -----------------------
The Company has invested significant resources in the latest information technologies regarding the effect of Year 2000 issues. The Company's management feels it has minimized the effects of these issues; however, there can be no assurance that the systems of other companies on which The Company relies will be timely corrected, or that any failure by another company to correct such systems would not have a material adverse effect on The Company. Contingency plans are currently being developed to be implemented in the event any information technology system, non-information technology system, third party or supplier is not Year 2000 compliant in a timely manner.

               ROANOKE TECHNOLOGIES CORPORATION
             Financial Statements Table of Contents
             For the Six Months Ended, April 30, 1999

FINANCIAL STATEMENTS                              Page #
Independent Auditor's Report                        1
Balance Sheet                                       2 - 3
Statement of Income                                 4
Statement of Capital Surplus                        5
Cash Flow Statement                                 6
Notes to the Financial Statements                   7-14

                     ROANOKE TECHNOLOGY
                         CORPORATION
                    FINANCIAL STATEMENTS
              FROM DECEMBER 11, 1997 (INCEPTION)
                  THROUGH OCTOBER 31, 1998
                        TOGETHER WITH
               INDEPENDENT AUDITOR'S REPORT
     INDEPENDENT AUDITOR'S REPORT ON FINANCIAL STATEMENTS
     ----------------------------------------------------

To the Board of Directors and Stockholders
Roanoke Technologies Corporation
New York, New York

We have audited the accompanying balance sheet of Roanoke Technologies Corporation, as of October 31, 1998, and the related statements of income, retained earnings and cash flows from December 11, 1997 (inception) through October 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Roanoke Technologies Corporation, at October 31, 1998, and the results of its operations and its cash flows from December 11, 1997 (inception) through October 31, 1998 in conformity with generally accepted accounting principles.

                           Varma and Associates
                           Certified Public Accountants
                           March 3, 1999

                   ROANOKE TECHNOLOGY CORPORATION
                         BALANCE SHEET
                       As of October 31, 1998
                             ASSETS
                             ------

CURRENT ASSETS
--------------
     Cash                                      $   13,795
     Employee advances                              1,000
     Deferred tax asset                            20,820
                                               ----------
     Total Current Assets                          35,615     $ 35,615
PROPERTY AND EQUIPMENT
-----------------------
     Equipment and leasehold improvements          37,765
     Less: accumulated depreciation                 2,954
                                                  -------
     Total Property and Equipment                  34,811       34,811
OTHER ASSETS
------------
     Intangible Assets                             29,019
     Less: Accumulated amortization                 1,646
                                                  -------
     Total Other Assets                            27,373       27,373
                                                               -------
            TOTAL ASSETS                                 $      97,799
                                                         -------------
                                                         -------------
                  LIABILITIES AND STOCKHOLDERS' EQUITY
                  ------------------------------------
CURRENT LIABILITIES
     Accounts payable and accrued expenses    $    1,934
     Current maturity of long-term debt            1,170
     Credit cards payable                          5,450
                                                   -----
            Total current liabilities              8,554       8,554
LONG TERM LIABILITIES
---------------------
    Long term debt                                 67,815
    Less: current portion                           1,170
                                                   ------
            Total long term liabilities            66,645     66,645
                                                              -------
            TOTAL LIABILITIES                                  75,199
           STOCKHOLDERS' EQUITY
           ---------------------
STOCKHOLDERS' EQUITY
--------------------
Common stock - $.0001 par value; 50,000,000 shares
authorized; 9,000,000 issued and outstanding         383
Additional paid-in capital                       148,593
Retained earnings                               <126,376>
                                               ----------
          Total stockholders' equity              22,600       22,600
                                                              -------
            TOTAL LIABILITIES AND EQUITY                   $   97,799
                                                           ----------
                                                           ----------
PLEASE READ AUDITOR'S REPORT

                     ROANOKE TECHNOLOGY CORPORATION
                         STATEMENT OF INCOME
                    From December 11, 1997 (inception)
                      Through October 31, 1998
REVENUE
-------
    Sales                                    $   109,809
    Cost of sales                                 56,083
                                             -----------
GROSS PROFIT                                      53,726   $   53,726
------------
GENERAL AND ADMINISTRATIVE EXPENSES
-----------------------------------
     Advertising                                   1,322
     Bank charges                                    971
     Dues and subscriptions                        1,275
     Legal and accounting                         25,889
     Meals and entertainment                       1,278
     Office expense                                7,526
     Postage                                       1,024
     Rent                                          9,350
     Salaries - officers                         134,389
     Telephone                                     8,330
     Travel                                          161
     Utilities                                     4,110
                                                 -------

      Total general and administrative expenses 195,625     195,625
                                                                -------
INCOME (LOSS) FROM OPERATION                                (141,899)
----------------------------
OTHER INCOME AND (EXPENSE)
--------------------------
     Depreciation and amortization expense       ( 4,600)
     Interest expense                            (   697)
                                                 --------
      Total other income and expense             ( 5,297)    ( 5,297)
                                                             --------
INCOME (LOSS) BEFORE TAX BENEFIT                            (147,196)
--------------------------------
     Tax benefit                                              20,820
                                                            ---------
NET INCOME (LOSS)                                          $(126,376)
                                                           ----------
                                                           ----------

PLEASE READ AUDITOR'S REPORT

                   ROANOKE TECHNOLOGY CORPORATION
                     STATEMENT OF CAPITAL SURPLUS
                         As of October 31, 1998
                               COMMON STOCK       ADDITIONAL
                                                  PAID
                               SHARES   AMOUNT    CAPITAL    DEFECIT    TOTAL
                               ----------------------------------------------
Issuance of common stock       3,825,000 $  383   $148,593   $  -    $148,976
Net loss for the year                                       (126,376)(126,376)
                               -----------------------------------------------
Balance at October 31, 1998    3,825,000 $  383   $148,593 $(126,376)$ 22,600
PLEASE READ AUDITOR'S REPORT

                   ROANOKE TECHNOLOGY CORPORATION
                     STATEMENT OF CASH FLOWS
                 From December 11, 1997 (inception)
                   Through October 31, 1998

CASH FLOWS FROM OPERATING ACTIVITIES
------------------------------------
  Net income (loss)                               $(126,376)
  Adjustments to reconcile net income to net cash
  provided by  (used in) operating activities:
  Depreciation and amortization                   $   4,600
  (Increase) decrease in deferred tax asset         (20,820)
  (Increase) decrease in employee advance            (1,000)
  Increase (decrease) in accrued expenses             1,934
  Increase (decrease) in payables for expense         5,450
                                                  ------------
        Total adjustments to net income              (9,836)       (9,836)
                                                                    -------
  Net cash provided by (used in) operating activities            (136,212)
CASH FLOWS FROM INVESTING ACTIVITIES
-------------------------------------
  Capital expenditures on purchase of
  Subsidiary and improvements                      (66,784)
                                                   --------
 Net cash flows provided by (used in) invest      ( 66,874)     (  66,784)
CASH FLOWS FROM FINANCING ACTIVITIES
------------------------------------
 Proceeds from issuance of common stock             148,976
 Increase in long term debt created from expense     67,815
                                                     -------
 Net cash provided by (used in) financing
 activities                                         216,791       216,791
                                                                  -------
CASH RECONCILIATION
--------------------
 Net increase (decrease) in cash                                     13,795
 Cash at beginning of year                                                -
                                                                    --------

CASH BALANCE AT END OF YEAR                                       $ 13,795
                                                                  ---------
                                                                  ---------
PLEASE READ AUDITOR'S REPORT

                   ROANOKE TECHNOLOGY CORPORATION
                  NOTES TO THE FINANCIAL STATEMENTS
                  ---------------------------------
                       (See Audit Report)

1. Summary of significant accounting policies:
   ------------------------------------------
Industry - Roanoke Technology Corporation (The Company) was incorporated December 11, 1997 as Suffield Technologies Corp., its
original name, under the laws of the State of Florida.   The
Company is headquartered in Roanoke Rapids, North Carolina and does business as Top-10 Promotions, Inc. The Company is engaged in the design, development, production, and marketing of technology to provide enhanced internet marketing capabilities.

Revenue Recognition and Service Warranty - Revenues resulting from
----------------------------------------
technology consulting services is recognized as such services are performed and paid. Services are paid for in advance of the service being performed. The services performed are completed by a software program leaving the time when a service is paid for and the time the service is performed immaterial. The Company has no extended maintenance contracts and warrants its consulting services to meet the consulting service contract guarantee. No provision for estimated future costs relating warranties have been made, as these costs have been historically immaterial.

Cash and Cash Equivalents - The Company considers cash on hand and
-------------------------
amounts on deposit with financial institutions which have original maturities of three months or less to be cash and cash equivalents.

Short-Term Investments - Short-term investments ordinarily consist
----------------------
of short-term debt securities acquired with cash not immediately needed in operations. Such amounts have maturities of less than one year.

Basis of Accounting - The Company's financial statements are
-------------------
prepared in accordance with generally accepted accounting principles. Specific to computer software costs, The Company capitalizes and amortizes these costs as guided by Financial Accounting Standard 86. All costs associated with software development are expensed as Research and Development costs until such time as technological feasibility has been established, after which material software development costs are capitalized and amortized over the estimated time of benefit.

Property and Equipment - Property and equipment are recorded at
----------------------
cost. Depreciation is computed using the straight-line method over the estimated useful lives of the various classes of assets as follows:

Machinery and equipment............................  2 to 10 years
Furniture and fixtures............................   5 to 10 years

                     ROANOKE TECHNOLOGY CORPORATION
                   NOTES TO THE FINANCIAL STATEMENTS
                          (See Audit Report)

1. Summary of significant accounting policies - continued:
   ------------------------------------------
Leasehold improvements are amortized on the straight-line basis over the lessor of the life of the asset or the term of the lease. Maintenance and repairs, as incurred, are charged to expenses; betterments and renewals are capitalized in plant and equipment accounts. Cost and accumulated depreciation applicable to items replaced or retired are eliminated from the related accounts; gain or loss on the disposition thereof is included as income.

Intangibles - Goodwill represents the excess of purchase price
-----------
over the fair value of business acquired and is amortized on a straight-line basis over 5 years.
Other acquired intangibles principally include core technology in the form of software programs and are amortized over their estimated lives of primarily 3 to 5 years., existing Organization costs are being amortized by the straight-line method over 5 years. Goodwill is being amortized by the straight-line method. Software development costs incurred in the development of products after technological feasibility is attained are capitalized and amortized using the straight-line method over the estimated economic lives of the related products, not to exceed 3 years.
The Company considers technological feasibility to be established when The Company has completed all planning, designing, coding and testing activities as are necessary to establish design specifications including function, features and technological performance requirements. Capitalization of product design costs ceases and amortization of such costs begins when a product or technology is available for general release to customers for use by The Company.

Research and Development - Research and development costs incurred
------------------------
in the discovery of new knowledge and the resulting translation of this new knowledge into plans and designs for new products, prior to the attainment of the related products' technological feasibility, are recorded as expenses in the period incurred.

Income Taxes - The Company utilizes the asset and liability method
------------
to measure and record deferred income tax assets and liabilities. Deferred tax assets and liabilities reflect the future income tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates that apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

                 ROANOKE TECHNOLOGY CORPORATION
                NOTES TO THE FINANCIAL STATEMENTS
                      (See Audit Report)

 1. Summary of significant accounting policies - continued:
    ------------------------------------------
Fair Value of Financial Instruments   The Company's financial
-----------------------------------
instruments include cash and cash equivalents, short-term investments, accounts receivable, accounts payable and liabilities to banks and shareholders. The carrying amount of long-term debt to banks approximates fair value based on interest rates that are currently available to The Company for issuance of debt with similar terms and remaining maturities. The carrying amounts of other financial instruments approximate their fair value because of short-term maturities.

Concentrations of Credit Risk - Financial instruments which
-----------------------------
potentially expose The Company to concentrations of credit risk consist principally of operating demand deposit accounts. The Company's policy is to place its operating demand deposit accounts with high credit quality financial institutions.
No customer represented 10 % or more of The Company's total sales as of the current reporting period.

Stock-Based Compensation - In accordance with the recommendations
------------------------
in SFAS No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123"), The Company's management accounts for stock-based compensation to match the compensation expense with the time in which it was earned. In accordance with the tax accounting, restricted stock compensation will not be deductible until the sale of those shares.

Recently Adopted Accounting Standards - In June 1997, the FASB
-------------------------------------
issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130") effective for fiscal years beginning after December 15, 1997. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a statement that is displayed with the same prominence as other financial statements. SFAS No. 130 does not require a specific format for that financial statement but requires that an entity display an amount representing total comprehensive income for the period in that statement.

SFAS No. 130 requires that an entity classify items of other comprehensive income by their nature in a financial statement.
For example, other comprehensive income may include foreign currency and unrealized gains and losses on certain investments in debt and equity securities. In addition, the accumulated balance of other comprehensive income must be displayed separately from retained earnings and additional paid in capital in the equity section of a statement of financial position. The Company adopted this accounting standard at inception as required.

               ROANOKE TECHNOLOGY CORPORATION
              NOTES TO THE FINANCIAL STATEMENTS
                      (See Audit Report)

1. Summary of significant accounting policies - continued:
   ------------------------------------------
In October 1997 the American Institute of Certified Public Accountants issued Statement of position 97-2, "Software Revenue Recognition" (SOP 97-2). SOP 97-2 provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions and is effective for transactions entered into in fiscal years beginning after December 15, 1997. The Company adopted SOP 97-2 at inception as required. Adoption of this SOP 97-2 did not have a material effect on the financial statements.

In February 1997, the FASB issued SFAS No. 132, "Employer's Disclosure about Pensions and Other Postretirement Benefits" ("SFAS No. 132"), effective for fiscal years beginning after December 15, 1997. SFAS 132 revises employer disclosures about pension and other postretirment benefit plans. It does not change the measurement or recognition of those plans. This statement standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis and eliminates certain disclosures. Adoption of SFAS 132 did not have a material impact on the financial statements.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", effective for fiscal years beginning after June 15, 1999. SFAS 133 requires companies to record derivatives on the balance sheet as assets and liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The Company's management believes that adoption of SFAS 133 will not have a material impact on the financial statements.

2. Related Party Transactions and Going Concern:
   --------------------------------------------
The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

The Company has suffered losses from operations and may require additional capital to continue as a going concern as the company develops its market. Management believes the company will continue as a going concern and is actively marketing its products and services which would enable the company to meet its obligations and provide additional funds for continued new product development. In addition, management is currently negotiating several additional contracts for its services and products. Management is also embarking on other strategic initiatives to expand its business opportunities. However, there can be no assurance these activities will be successful.

                ROANOKE TECHNOLOGY CORPORATION
               NOTES TO THE FINANCIAL STATEMENTS
                      (See Audit Report)

3. Accounts Receivable and Customer Deposits:
   -----------------------------------------
Accounts receivable historically has been immaterial, as The
Company's policy is to have the software that it sells paid for in advance. As of the balance sheet date there were no deposits paid in advance.

4. Use of Estimates:
   -----------------
Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenue and expenses.

5. Revenue and Cost Recognition:
   -----------------------------

The Company uses the accrual basis of accounting for financial statement reporting. Revenues are recognized when products are shipped and expenses realized when obligations are incurred.

6. Accounts Payable and accrued expenses:
   --------------------------------------
Accounts payable and accrued expenses consist of trade payables and accrued payroll and payroll taxes created from normal operations of the business.

7. Long - Term Debt:
   -----------------
Long - term debt consists of a note payable to a finance company, which bears interest at 16.53%. The note is collateralized by equipment and requires that monthly payments of $197 be made through the maturity date of June, 2003. Principal payments of $1,170 are due during the year ending October 31, 1999, $1,379 in 2000, $1,625 in 2001, $1,915 in 2002, and $1,658 in 2003.

8. Operating Lease Agreements:
   ---------------------------
The Company rents office space under a month-to-month operating lease agreement and a twelve-month operating lease arrangement in the amounts of $900 and $450, respectively. All long - term leases include an upgrade clause of which management intends to upgrade technology when available. For this reason, The Company considers all of these types of lease arrangements as operating. The lease terms range from month to month to leases with a term of sixty months. Currently the lease costs are at $46,900 per year and shown as part of cost of sales.

               ROANOKE TECHNOLOGY CORPORATION
              NOTES TO THE FINANCIAL STATEMENTS
                      (See Audit Report)

9. Stockholders' Equity:
   ---------------------
Preferred Stock

The Company has been authorized 10,000,000 shares of preferred stock at $.0001 par value. As of October 31, 1998, none of these shares had been issued and the limitations, rights, and preferences were yet to be determined by the Board of Directors.
Common Stock

During the period ending October 31, 1998, the Board of Directors issued 1,525,000 shares of restricted common stock to The
Company's officer's, and legal counsel in exchange for services, and issued 500,000 shares of restricted common stock in acquisition of Top-10 Promotions, Inc.

In addition to the restricted shares issued, the company sold common stock through two separate private offerings during the period. In the initial offering 800,000 shares were sold each at a price of $0.025. In the second offering 1,000,000 shares were sold each at a price of $0.05.
Summary of shares issued                    Additional

                                  Par       Paid-in
    Purpose            Shares     Value     Capital       Total
    -------            ------     -----     -------       -----
    Services           1,525,000  $153      $59,323      $59,476
    Acquisition          500,000    50       19,450       19,500
    First offering       800,000    80       19,920       20,000
    Second offering    1,000,000   100       49,900       50,000
                       ---------             ------       ------
    Total              3,825,000   383      148,593      148,976

10. Acquisitions:
    -------------
Effective May 29, 1998, The Company acquired all the outstanding common stock of Top-10 Promotions, Inc., consisting of 100 shares, effective. These shares were redeemed and cancelled. The shares of Top-10 Promotions, Inc. were acquired in exchange for 500,000 "restricted" shares of The Company's common stock issued to David Smith, the sole shareholder of Top-10 Promotions, Inc. This transaction has been accounted for using the purchase method of accounting. The operations of Top-10 Promotions, Inc., as of the prior fiscal year, have been included as The Company's.

                 ROANOKE TECHNOLOGY CORPORATION
                 NOTES TO THE FINANCIAL STATEMENTS
                        (See Audit Report)

10. Acquisitions   continued:
    ------------

Simultaneous with the acquisition, The Company purchased all of the remaining authorized shares of Top-10 Promotions, Inc. for $50,000 payable at closing and $17,500 per month payable over an eleven month period. Also, the former owner of Top-10 Promotions, Inc. was given the right to borrow up to 25% of retained earnings of Roanoke Technologies Corporation in fiscal year 1998 or the first two quarters of fiscal 1999. Such borrowings shall be secured by his restricted stock received in the acquisition at a 75% discount value to market. Repayment shall be for a two-year period at a 5% annual interest rate. The Company also entered into an employment contract with the former owner of Top-10 Promotions.

11. Employment Contract and Incentive Commitments:
    ----------------------------------------------
The Company has entered into a two year employment contract with the former owner of Top-10 Promotions. The contract provides for: salary not to exceed $10,000 per month (with not more than a 3% salary increase provided The Company is profitable by at least twice the amount of the salary increase); quarterly bonus of 30% of the net income before income tax of The Company; standard non-competition clause; an option to renew the employment agreement for an additional two year term (provided he is not in default under the employment agreement); and the following management incentives: for fiscal year ending September 30, 1999 (a) 100,000
"restricted" shares if the surviving corporation has $2 million in gross revenues; (b) 100,000 "restricted" shares if The Company has $400,000 in after tax earnings.

12. Payroll Taxes Payable and Deferred Tax Assets and Liabilities:
    -------------------------------------------------------------
The Company accrues payroll and income taxes. The Company, currently a C-Corporation, accounts for income taxes in accordance with Statements on Financial Accounting Standards 109. Management is reasonably assured of The Company's ability to use its tax benefits in the future. As of December 31, 1998, The Company had a deferred tax asset in the amount of $21,960 that is derived from a net operating tax loss carryforward that will expire during the fiscal year ended October 31, 2018. The Company has a deferred tax liability in the amount of $1,140 derived from taking an accelerated depreciation amount of certain assets in accordance with the Internal Revenue Tax Code in excess of that taken for financial statement purposes. The Company's current tax assets and liabilities are considered current by The Company's management.

13. Required Cash Flow Disclosure for Interest and Taxes Paid:
    ----------------------------------------------------------
The company did pay interest in the amount of $697.00 during the six months ending December 31, 1998. The Company at December 31, 1998 has no income tax payments due and did not pay any tax income amounts during the period ending December 31, 1998.

                 ROANOKE TECHNOLOGY CORPORATION
                NOTES TO THE FINANCIAL STATEMENTS
                       (See Audit Report)

14. Subsequent events:
    ------------------
At November 1, 1998 The Company's management approved the issuance of 750,000 shares of restricted common shares of The Company to the former owner of Top-10 Promotions for attaining gross revenues in excess $200,000.00 or more in sales for the first three month period of 1999. The shares have been issued and management values the compensation at $150,000 in accordance with FAS No. 123. The Company's management has elected the treatment of stock compensation under FAS No. 123 rather than disclosing pro-forma results of this transaction and accounting for the transaction under APB-25 as required by public companies.
On October 15, 1998, the majority shareholders of The Company undertook a Regulation - D, Rule 504, offering whereby it sold 2,000,000 shares of common stock, $.0001 par value per share or an aggregate of $200,000. In addition, each investor in the offering received an option to purchase, for a twelve month period commencing on the date of this offering, an additional one share of The Company at $1.00 per share for each eight (8) shares purchased in the original offering (or $250,000). In addition, each investor received an option to purchase for an eighteen month period commencing on the date of this offering an additional one (1) share of The Company for each 8.88 shares previously purchased at $2.00 per share or an aggregate of 225,000 shares (or $450,000).

The Company also approved of the investment by Arthur Harrison & Associates in the offering provided that such investment in The Company was in lieu of monies owed to Arthur Harrison & Associates by The Company for two (2) promissory notes dated September 22, 1998 and October 10, 1998. Further more, Arthur Harrison & Associates agreed to waive its rights to any interest on promissory notes.

At October 31, 1998 The Company had 3,825,000 shares issued and outstanding. At January 31, 1999 The Company had 7,880,000 issued and outstanding.

15. Earnings Per Share:
    -------------------
Basic earnings per share ("EPS") is computed by dividing earnings available to common shareholders by the weighted-average number of common shares outstanding for the period as required by the Financial Accounting Standards Board (FASB) under Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Shares". Diluted EPS reflects the potential dilution of securities that could share in the earnings. Basic Earnings per Share for the period was a loss of $.04 per share.

EXHIBIT 27 FINANCIAL DATA SCHEDULE
ROANOKE TECHNOLOGY CORPORATION
THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION
EXTRACTED FROM THE BALANCE SHEET AS OF APRIL 30, 1999
AND THE STATEMENT OF OPERATIONS FOR THE SIX MONTHS
ENDED APRIL 30, 1999 AND IS QUALIFIED IN ITS ENTIRETY
BY REFERENCE TO SUCH  FINANCIAL STATEMENTS.

[PERIOD-TYPE]                               6-MOS
[FISCAL-YEAR-END]                           OCT-31-1998
[PERIOD-END]                                APR-30-1999
[CASH]                                          119,811
[SECURITIES]                                          0
[RECEIVABLES]                                         0
[ALLOWANCES]                                          0
[INVENTORY]                                           0
<EMPLOYEE ADVANCES>                                 800
<DEFERRED TAX ASSET>                             48,791
[CURRENT-ASSETS]                                169,402
[PP&E]                                          105,966
[DEPRECIATION]                                    8,639
<NET INTANGIBLES>                               631,340
[DEPOSITS]                                        1,500
<STOCKHOLDER LOAN>                               62,324
[TOTAL-ASSETS]                                  961,893
[CURRENT-LIABILITIES]                            36,946
[BONDS]                                               0
[COMMON]                                            900
[PREFERRED-MANDATORY]                                 0
[PREFERRED]                                           0
[OTHER-SE]                                      916,897
[TOTAL-LIABILITY-AND-EQUITY]                    961,893
[SALES]                                         452,450
[TOTAL-REVENUES]                                452,450
[CGS]                                           292,221
[TOTAL-COSTS]                                   292,221
<GENERAL EXPENSES>                              341,074
[OTHER-EXPENSES]                                 23,472
[LOSS-PROVISION]                                      0
[INTEREST-EXPENSE]                                1,609
[INCOME-PRETAX]                                (205,926)
<INCOME-TAX BENEFIT>                             27,971
[INCOME-CONTINUING]                            (177,955)
[DISCONTINUED]                                        0
[EXTRAORDINARY]                                       0
[CHANGES]                                             0
[NET-INCOME]                                   (177,955)
[EPS-BASIC]                                     (.027)
[EPS-DILUTED]                                         0